Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

THE MASCHHOFFS, LLC,

as Purchaser,

AND

AgFeed USA, LLC

M2P2 General Operations, LLC

Midwest Finishing LLC

Genetics Operating LLC

Pork Technologies, L.C.

New Colony Farms LLC

Heritage Farms LLC

MGM, LLC

TS Finishing, LLC

New York Finishing, LLC

M2P2 Facilities, LLC

Heritage land, LLC

New Colony land Company, LLC,

Genetics Land, LLC,

and

M2p2 af jv, LLC,

Debtors-in-Possession,

as Sellers

Dated as of July 15, 2013

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4.9	Officers, Directors, Managers, Employees, Consultants and Agents; Compensation	15

4.10	ERISA and Related Matters	16

4.11	Inventory	16

4.12	Real Property	17

4.13	Validity of Contracts	18

4.14	Intellectual Property	18

4.15	Environmental Matters	19

4.16	Authorization	19

4.17	No Conflict with Other Instruments or Agreements	19

4.18	Brokers or Finders	20

4.19	No Undisclosed Liabilities	20

4.20	Taxes	20

4.21	Financial Statements	21

Article 5 PURCHASER’S REPRESENTATIONS AND WARRANTIES.		21

5.1	Authorization	21

5.2	No Conflict with Other Instruments or Agreements	22

5.3	Brokers or Finders	22

5.4	Funding	22

5.5	Adequate Assurance	22

Article 6 COVENANTS, AGREEMENTS PENDING CLOSING, AND OTHER AGREEMENTS.		22

6.1	Conduct of Sellers’ Business Pending the Closing	22

6.2	Additional Covenants and Agreements of Sellers	23

6.3	Covenants and Agreements of Purchaser	26

6.4	Bankruptcy Actions	26

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6.5	Transition Services Agreement	30

6.6	Employment of Sellers’ Employees	30

6.7	Salaries and Benefits	31

6.8	ERISA	33

6.9	Reasonable Access to Records and Certain Personnel	33

6.10	Title Insurance; Survey; Related Matters	34

Article 7 CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS.		35

7.1	Conditions Precedent	35

7.2	Court Approval Required	36

7.3	Consents to the Transactions	37

7.4	Required Permits	37

7.5	Title Insurance	37

7.6	Surveys	37

7.7	Real Property Contracts	38

7.8	Cure of Title or Survey Objections	38

7.9	Ground Lease Extension	38

7.10	Closure Plan for Truckwash Pond	38

Article 8 CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.		38

8.1	HSR and Antitrust Law Filings	38

8.2	Representations and Warranties; Performance	39

8.3	Orders	39

8.4	Purchaser’s Deliveries	39

8.5	No Termination	39

8.6	No Injunctions	39

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Article 9 CLOSING.		39

9.1	Time, Place and Manner of Closing	39

9.2	Closing Deliveries of Sellers	39

9.3	Closing Deliveries of Purchaser	41

9.4	Transfer Taxes	41

9.5	Proration of Taxes and Charges	42

9.6	Consummation of Closing	42

Article 10 TERMINATION OF AGREEMENT.		42

10.1	Termination Events	42

10.2	Break-Up Fee; Expense Reimbursement	43

10.3	Effect of Termination	44

10.4	Termination Procedure	44

Article 11 FURTHER ASSURANCES.		44

11.1	Separate Agreements Executed in Connection with Closing	44

11.2	Cooperation of the Parties After Closing	44

11.3	Payroll	45

Article 12 DEFINITIONS.		45

Article 13 MISCELLANEOUS PROVISIONS.		54

13.1	Nature and Survival of Representations and Warranties	54

13.2	Exhibits and Schedules	54

13.3	Assignment	54

13.4	Governing Law and Jurisdiction	54

13.5	Severability	54

13.6	Notices	54

13.7	Public Announcements; Confidentiality	56

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13.8	Expenses	56

13.9	Third Parties	57

13.10	Time of the Essence	57

13.11	Construction	57

13.12	Counterparts; Electronic Signatures; Effectiveness of this Agreement	57

13.13	Remedies Cumulative	57

13.14	Entire Agreement; Amendment; Waiver	57

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SCHEDULES

Schedule 1.1.2	-	Accounts Receivable
Schedule 1.1.4	-	Equipment and Other Assets
Schedule 1.2.1.2	-	Trade Accounts Payable
Schedule 1.2.1.3	-	Accrued Expenses
Schedule 1.3	-	Assigned Contracts
Schedule 3.1.13	-	Excluded Deposits
Schedule 3.1.18	-	Excluded Assets
Schedule 4.1.1	-	Organization and Corporate Power
Schedule 4.2	-	Title
Schedule 4.4	-	Litigation
Schedule 4.6.1	-	Absence of Certain Changes
Schedule 4.6.2	-	Notice of Termination
Schedule 4.7.2	-	Material Permits
Schedule 4.8	-	Transactions with Related Persons; Outside Interests
Schedule 4.10	-	ERISA and Related Matters
Schedule 4.11	-	Inventory
Schedule 4.12.1	-	Owned Real Property
Schedule 4.12.2	-	Leased Real Property
Schedule 4.12.3	-	Real Property Encumbrance
Schedule 4.12.3(a)	-	Existing Owner’s Policies
Schedule 4.12.3(b)	-	Existing Surveys
Schedule 4.12.4	-	Waste Easements
Schedule 4.12.5	-	Access/Other Easements
Schedule 4.14	-	Intellectual Property
Schedule 4.15	-	Environmental Matters
Schedule 4.16	-	Authorization
Schedule 4.17	-	No Conflict with Other Instruments or Agreements
Schedule 4.18	-	Brokers’ or Finders’ Fees
Schedule 4.19	-	No Undisclosed Liabilities
Schedule 4.20	-	Taxes
Schedule 4.21	-	Financial Statements
Schedule 5.1	-	Authorization
Schedule 6.6.2	-	Active Farm Employees to be Hired
Schedule 7.4	-	Required Permits
Schedule 12	-	Permitted Encumbrances

EXHIBITS

Exhibit A	-	Net Working Capital Calculation
Exhibit B	-	Transition Services Agreement
Exhibit C	-	Weaned Pig Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and dated July 15, 2013, by and among The Maschhoffs, LLC, an Illinois limited liability company (hereinafter referred to as the “Purchaser”) and AgFeed USA, LLC, a Delaware limited liability company (formerly known as M2 P2, LLC) (“AgFeed”), M2P2 General Operations, LLC, a Delaware limited liability company, Midwest Finishing LLC, a Delaware limited liability company, Genetics Operating LLC, a Colorado limited liability company, Pork Technologies, L.C., an Iowa limited liability company, New Colony Farms LLC, a North Carolina limited liability company, Heritage Farms LLC, a Colorado limited liability company, MGM, LLC, a Delaware limited liability company, TS Finishing, LLC, a Delaware limited liability company, New York Finishing, LLC, a Delaware limited liability company, M2P2 Facilities, LLC, a Delaware limited liability company, Heritage Land, LLC, a Colorado limited liability company, New Colony Land Company, LLC, a North Carolina limited liability company, Genetics Land, LLC, a Colorado limited liability company, and M2P2 AF JV, LLC, a Delaware limited liability company (collectively referred to as the “Sellers” and each, individually, a “Seller” (for clarification, AgFeed shall be deemed a Seller)).

RECITALS

A.           Sellers are engaged primarily in hog production in the United States (Sellers’ hog production business hereafter referred to as the “Target Business”, which definition excludes the Excluded Business).

B.           Purchaser desires to purchase certain assets, constituting all or substantially all of the assets (other than those assets used in the Excluded Business) used by Sellers in the Target Business (the “Target Assets”, as more particularly defined in Section 1.1 of this Agreement) and Sellers desire to sell such Target Assets to Purchaser upon the terms and subject to the conditions set forth herein.

C.           Promptly, and in no event later than two Business Days after the date of this Agreement, Sellers are commencing administratively consolidated cases (collectively, the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby creating the estates (the “Bankruptcy Estates”) in accordance with Bankruptcy Code Section 541 et seq., and will continue in the possession of their assets and in the management of their business under Sections 1107 and 1108 of the Bankruptcy Code.

D.           Sellers, subject to the receipt of any higher or better offer received by them for the Target Assets, desire to sell to Purchaser the Target Assets pursuant to the terms and conditions of this Agreement and Purchaser desires to so purchase and acquire such assets from Seller (the “Acquisition”) in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

NOW THEREFORE, IN CONSIDERATION OF THE PROMISES MADE HEREIN, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:

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Article 1
PURCHASE OF TARGET ASSETS.

1.1           Purchase and Sale of Target Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing Sellers agree to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Sellers, for the Purchase Price hereinafter specified, all right, title and interest in and to the Target Assets (as defined below). The Target Assets shall be sold, conveyed, transferred, assigned, and delivered free and clear of all Encumbrances, except for Permitted Encumbrances. The “Target Assets” to be acquired by Purchaser hereunder shall be all the assets, properties, business and rights, of every kind and description (whether real, personal or mixed, tangible or intangible) and wherever situated, which are owned, used or held for use by Sellers as of the date hereof in connection with the Target Business, except for the Excluded Assets and, in any event, shall include, without limitation, all of the following assets, as such assets relate to the Target Business (collectively, the “Target Assets”):

1.1.1           all assets, properties and rights reflected and/or described on the Balance Sheet, together with all other assets owned, used or held for use by Sellers, whether or not fully depreciated, written off or never reflected on the Balance Sheet and all other assets acquired by Sellers since the date of the Balance Sheet up to the Closing Date (except to the extent disposed of since the date thereof);

1.1.2           all accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or right related to the foregoing, which as of the date hereof includes those set forth on Schedule 1.1.2;

1.1.3           all Inventory;

1.1.4           all machinery and equipment, including all vehicles (including trucks, loaders, mowers, generators, and rolling stock such as manure spreaders, tractors and trailers), gates, penning, feed delivery systems, water and power wash systems, artificial insemination equipment, feed bins, ventilation systems, air conditioning units, furniture, fixtures, computers (including software and hardware), supplies, spare parts, tools and other tangible personal property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, including those items set forth on Schedule 1.1.4;

1.1.5           all real property, including all land, all buildings, improvements and structures thereon, and all easements, rights and other appurtenances and hereditaments thereto, owned by Sellers (together with all leasehold interests in real property leased or otherwise occupied by any Seller, collectively, the “Real Property”), including the Real Property set forth on Schedule 4.12, those appurtenant agreements and easements for the application of manure or distribution of waste set forth on Schedule 4.12.4 (“Waste Easements”), and other appurtenant easements for drainage, water and air encroachments onto neighboring lands, access and utilities set forth on Schedule 4.12.5 (the “Access/Other Easements”);

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1.1.6           all rights of Sellers in, to and under the Assigned Contracts;

1.1.7           the name “M2 P2” and all other Intellectual Property primarily used in or primarily related to the Target Business, a complete list of which is attached as Schedule 4.14, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter with respect thereto (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof);

1.1.8           all authorizations of Governmental Authorities (but only to the extent such authorizations are freely transferable), including permits, licenses, certificates, consents, variances, approvals, environmental permits or authorizations required in the operation of the Target Business as it is currently conducted;

1.1.9           all records, data, know-how, software, and media content, whether in hard copy, digital, electronic or magnetic format or otherwise, including copies of all accounting and operating ledgers, asset ledgers, Inventory records, budgets, customer lists, customer credit information, supplier lists, technical data, employee files, sales literature, advertising or promotional materials, web site software and content, research and development records, engineering records, systems and methods of supply, design, manufacture or distribution, referral sources, service and warranty records, correspondence, computer printouts, books, notes, files, and all other accounting and operating records, copies of Tax Returns and Tax records solely related to the Target Business or Target Assets, and other operating and financial information and materials;

1.1.10         all causes of action, judgments, claims and demands against third parties, whether known or unknown, except those described in Section 3.1.3;

1.1.11         all deposits, prepaid expenses and rights to refunds relating to the Target Assets and transferable Tax refunds, credits or deposits of Sellers as of the Closing Date, except as described in Section 3.1.7 and Section 3.1.13;

1.1.12         all water withdrawal permits and manure and waste distribution and application permits, licenses, and rights (but only to the extent any such permits, licenses, and rights are freely transferable), manure management plans, and all manure and waste cost recovery or sale agreements;

1.1.13         the goodwill of the Target Business and the Target Business as a going concern; and

1.1.14         all insurance proceeds, claims and causes of action of any kind with respect to the Target Assets relating to casualty losses occurring at any time prior to Closing;

1.1.15         all other assets, property and rights owned or otherwise used in or necessary for the operation of the Target Business;

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provided, however, that none of the Target Assets shall in any event be deemed to include any asset expressly designated as an Excluded Asset pursuant to Section 3.1.

1.2           Assumption of Certain Liabilities.

1.2.1           Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, Purchaser shall assume only the following liabilities (the “Assumed Liabilities”):

1.2.1.1           the obligations of Sellers under the Assigned Contracts to the extent such obligations (A) are applicable to and accrue with respect to periods subsequent to the Effective Time and (B) are accompanied by a correlated duty of performance or payment on the part of the other parties thereto;

1.2.1.2           the trade accounts payable of Sellers in connection with the Target Business incurred in the Ordinary Course of Business which as of the date hereof are set forth on Schedule 1.2.1.2, but only to the extent the same are included as current liabilities in the Closing Net Working Capital on the Closing Statement, as finally determined pursuant to this Agreement; and

1.2.1.3           accrued expenses (excluding Taxes) of the Target Business incurred by Sellers in the Ordinary Course of Business which as of the date hereof are set forth on Schedule 1.2.1.3 but only to the extent the same are included as current liabilities in the Closing Net Working Capital on the Closing Statement, as finally determined pursuant to this Agreement.

Purchaser shall not assume, incur, guarantee, or otherwise be obligated with respect to any liability whatsoever of Sellers other than the Assumed Liabilities. With respect to any of the Assumed Liabilities, such assumption by Purchaser is for the benefit only of Sellers and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against Purchaser that such party would not have against Sellers if this Agreement had not been consummated.

1.2.2           Except as expressly provided in Section 1.2.1, Purchaser does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, whether fixed, contingent or otherwise, of the Target Business or Sellers or any other Person, including, without limitation any Indebtedness or other claim, liability, obligation or Tax arising out of the ownership or use of the Target Assets or circumstances or occurrences or the operations of the Target Business or transactions contemplated by this Agreement or Seller or any other Person prior to the Effective Time and whether or not disclosed on the Schedules attached hereto, and regardless of when or by whom asserted (collectively, the “Excluded Liabilities”). Without limiting the foregoing and for the avoidance of doubt, the Assumed Liabilities shall in no event include, and the Excluded Liabilities shall include (but not be limited to), the Specifically Excluded Liabilities. The Excluded Liabilities shall remain the responsibility and obligation of Sellers after Closing, and Sellers shall pay and discharge all such liabilities as and when due.

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1.2.3           For purposes of this Agreement, “Specifically Excluded Liabilities” means (i) Sellers’ liabilities or obligations under this Agreement; (ii) Sellers’ liabilities or obligations for any fees and expenses incident to or arising out of the consummation of the transactions contemplated hereby (including all transaction related bonuses or benefits payable to any officer, director, manager, employee, shareholder, member or Affiliate of Sellers); (iii) any liability or obligation of Sellers for Taxes for any taxable period or year, except as otherwise provided in Section 9.4 or Section 9.5; (iv) any liability or obligation of any Seller for Taxes of any Person, including any Affiliate of any Seller or any other Seller under Treasury Regulation Section 1.1502 6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, except Taxes imposed pursuant to Assigned Contracts for events occurring after the Closing Date except for those Contracts a principal purpose of which is the allocation, apportionment or sharing of Taxes; (v) Sellers’ liabilities or obligations with respect to Indebtedness; (vi) liabilities or obligations of Sellers arising by reason of any violation or alleged violation of any Law; (vii) any liabilities or obligations of Sellers arising under any Environmental Law, where the facts, events or conditions underlying such liability or obligation occurred or existed on or prior to the Closing Date, irrespective of whether such liability attaches to Sellers or Purchaser in the first instance, (viii) Sellers’ liabilities or obligations arising out of or related to any breach or alleged breach by Seller of any Contract, in each case, regardless of when any such liability or obligation is asserted; (ix) liabilities or obligations which Purchaser may become liable for as a result of or in connection with the failure by Purchaser or Sellers to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor in interest” theories of liability; (x) Sellers’ liabilities or obligations for tort claims, known or unknown, and any related claims and litigation arising prior to, on or after the Closing Date; (xi) Sellers’ liabilities or obligations relating to any other Action arising out of or in connection with Sellers’ conduct of the Target Business or otherwise (including the Actions set forth on Schedule 4.4), or any other conduct of Sellers or Sellers’ respective officers, directors, managers, employees, consultants, agents or advisors prior to the Closing; (xii) Sellers’ liabilities or obligations relating to employees who are offered employment by Purchaser in accordance this Agreement but who decline to accept such offer; (xiii) any liabilities, obligations or responsibilities relating to or arising under any Benefit Plan, any “employee benefit plan” (as defined ERISA) or any other employee benefit plan, program or arrangement at any time maintained or contributed to by any Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has any liability or potential liability; (xiv) any liabilities or obligations with respect to any of the Excluded Assets (including the Excluded Business); (xv) any liability of Sellers to any Affiliate of any Seller (including any shareholder of such Affiliate); (xvi) any liability to indemnify, reimburse or advance amounts to any officer, director, manager, employee or agent of Sellers; (xvii) any liability to distribute to any of shareholders, members or other securityholder of any Seller or otherwise apply all or any part of the consideration received hereunder, including any liability of Sellers arising as a result of the exercise by any of its shareholders or members of such Person’s right (if any) to dissent from the transactions contemplated hereby and seek appraisal rights; (xviii) any liability under any Contract not included as an Assigned Contract, including any liability arising out of or relating to any employment or similar Contract to which any Seller is a party or otherwise bound; and (xix) any other liability or obligation of Sellers not expressly assumed by Purchaser pursuant to Section 1.2.

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1.3           Assignment of Certain Contracts. At the Closing, Purchaser shall succeed to the rights and privileges of Sellers, and shall assume the express obligations of Sellers to the extent such obligations (A) are applicable to and accrue with respect to periods subsequent to the Effective Time and (B) are accompanied by a correlated duty of performance or payment on the part of the other parties thereto, pursuant to those Real Property Leases or Contracts of the Target Business, and only those Real Property Leases or Contracts of the Target Business, that are shown as “Assigned Contracts” on Schedule 1.3 hereto (“Assigned Contracts”) as and in the form of the copies thereof (or, if oral, as and in the form of the written statements of the terms thereof) furnished or made available to Purchaser. Purchaser and Seller, by mutual agreement, may amend Schedule 1.3 prior to the Sale Hearing. Purchaser shall be responsible for the payment and satisfaction of all cure amounts as determined by the Bankruptcy Court pursuant to Section 365(b) of the Bankruptcy Code with respect to the Assigned Contracts (the “Cure Amounts”), but solely to the extent that a Cure Amount (i) is an Assumed Liability and (ii) does not exceed the corresponding Cure Amount proposed in the Assignment Motion (the “Assumed Cure Amounts”). Sellers shall be responsible for any other Cure Amounts.

1.4           Instruments of Conveyance, Assumption or Assignment. The sale, conveyance, transfer, assignment and delivery of the Target Assets, and the assumption of the Assigned Contracts and the Assumed Liabilities, as herein provided, shall be effected by bills of sale, assignments, deeds, consents, endorsements, drafts, stock powers or other instruments in such reasonable and customary form as shall be requested by Purchaser, and Sellers shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge, and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers or other instruments and take such other actions as may be reasonably required to vest title to the Target Assets in Purchaser and otherwise effectuate the transactions contemplated by this Agreement.

1.5           “AS IS” TRANSACTION. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO (AND SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TARGET ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE TARGET ASSETS OR ANY OTHER ASSET WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OWNED BY SELLERS OR WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ZONING OF ANY SUCH REAL ESTATE, THE VALUE OF THE TARGET ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE TARGET ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE TARGET ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE TANGIBLE ASSETS, INVENTORY OR ANY OTHER PORTION OF THE TARGET ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TARGET ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TARGET ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TARGET ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE TARGET ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TARGET ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PURCHASER WILL ACCEPT THE TARGET ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

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Article 2
PURCHASE PRICE.

2.1           Purchase Price. In consideration for the sale, conveyance, transfer, and delivery of the Target Assets, upon the terms and subject to the covenants and conditions set forth in this Agreement, Purchaser shall assume the Assigned Contracts and the Assumed Liabilities and Purchaser shall pay to Sellers an initial amount of $79,000,000 (the “Base Purchase Price”), as adjusted pursuant to Section 2.3 of this Agreement (collectively the “Purchase Price”), payable as set forth in this Article 2. Notwithstanding any provision hereof to the contrary, Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to each Seller such amounts as it is required to deduct and withhold pursuant to any provision of Law, including those related to Taxes, but not in excess of the amount it is required to deduct and withhold pursuant to such Law. At least three (3) days prior to the Closing Date, Purchaser shall provide Sellers written notice of its obligation to withhold, setting forth the amount of any such withholding and the jurisdiction requiring such withholding. To the extent that amounts are so withheld by Purchaser under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Purchaser to the extent such payments are remitted to the applicable Governmental Authority.

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2.2           Payment of the Base Purchase Price.

2.2.1           Within forty-eight (48) hours of the entry of a Bidding Procedures Order providing for the payment of a Break-up Fee and Expense Reimbursement as set forth in Section 6.4.3 below, Purchaser will execute and deliver to Sellers and an escrow agent mutually acceptable to Sellers and Purchaser (the “Deposit Escrow Agent”) an escrow agreement among Purchaser, Sellers and the Deposit Escrow Agent (the “Deposit Escrow Agreement”) and, upon execution and delivery of the Deposit Escrow Agreement by each of the other parties thereto, Purchaser will deliver to the Deposit Escrow Agent, pursuant to the terms of the Deposit Escrow Agreement, an amount equal to ten percent (10%) of the Base Purchase Price in immediately available funds (the “Cash Deposit”). Any fees or costs payable to the Deposit Escrow Agent or in connection with the Deposit Escrow Agreement shall be divided evenly and payable one-half by Purchaser and one-half by Sellers. The Cash Deposit shall be held by the Deposit Escrow Agent in an interest-bearing account reasonably acceptable to Purchaser and Sellers. In the event the Base Purchase Price payable by Purchaser increases as a result of a higher bid submitted by Purchaser at the Auction and such bid is accepted by Sellers as the winning or second highest bid at the Auction, Purchaser shall deliver to the Deposit Escrow Agent such additional immediately available funds as are necessary to cause the amount of the Cash Deposit to be equal to ten percent (10%) of any increased Base Purchase Price. The Cash Deposit shall be held by the Deposit Escrow Agent and be released as follows:

2.2.1.1           If the Closing shall occur, Sellers and Purchaser shall jointly instruct the Deposit Escrow Agent to, on the Closing Date, deliver the Cash Deposit, together with all accrued investment income thereon, by wire transfer of immediately available funds, on behalf of Sellers, as provided in Section 2.2.2 and the instructions provided to the Deposit Escrow Agent (and such amounts shall be applied as a credit toward the payment of the Purchase Price).

2.2.1.2           If this Agreement is terminated by Sellers pursuant to Section 10.1.6 and Sellers are not then in breach of Sellers’ obligations pursuant to this Agreement, the Deposit Escrow Agent shall deliver the Cash Deposit, together with all accrued investment income thereon, in accordance with the terms of the Deposit Escrow Agreement and if such deposit is delivered to, or becomes deliverable to, anyone other than Purchaser such deposit will constitute liquidated damages. Because it would be impractical and extremely difficult to determine the extent of any damages that might result from a breach of, or default under, this Agreement by Purchaser prior to the Closing, it is understood and agreed that such liquidated damages (in an amount equal to the Cash Deposit) represent Purchaser’s and Sellers’ reasonable estimate of actual damages, such liquidated damages do not constitute a penalty and such deposit will constitute Sellers’ sole and exclusive remedy for any breach of, or default under, this Agreement by Purchaser prior to the Closing.

2.2.1.3           If this Agreement is terminated for any reason other than as set forth in Section 2.2.1.2, the Deposit Escrow Agent shall deliver the Cash Deposit, together with all accrued investment income thereon, to Purchaser.

2.2.2           At the Closing, Purchaser shall make a cash payment (the “Closing Payment”) to Sellers in the amount equal to the Base Purchase Price minus an amount equal to the Cash Deposit and any accrued investment income thereon, plus or minus the Net Working Capital Estimated Adjustment as set forth in Section 2.3.1, such cash payment to be made by wire transfer of immediately available funds to such account as Sellers shall designate. At the Closing, the Deposit Escrow Agent shall transfer the Cash Deposit to the Sellers by wire transfer of immediately available funds to such account as Sellers shall designate.

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2.3          Net Working Capital Calculation.

2.3.1           Delivery of Estimated Closing Statement. Within ten (10) Business Days prior to the Closing Date, but in no event less than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser a statement (the “Estimated Closing Statement”) that sets forth a reasonable, good faith calculation of an estimate of the Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”) and shall include appropriate backup materials supporting such calculation (including, for example, detailed listings of accounts payable and accrued expenses). The Estimated Closing Statement shall be based on the books and records of Sellers and prepared in accordance with GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Balance Sheet and, where applicable, using the methodology described on Exhibit A hereto. To the extent there is any inconsistency between the methodology of GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Balance Sheet and the methodology described on Exhibit A, the methodology described on Exhibit A shall supersede and be the basis on which the Estimated Closing Statement is prepared and the Net Working Capital determined. Purchaser and its representatives shall be entitled to observe all physical inventories that are conducted in connection with, and to inspect all work papers, schedules and other supporting materials relating to, the preparation of the Estimated Closing Statement. Purchaser shall have an opportunity to review with representatives of Sellers and dispute all or any part of the Estimated Closing Statement, such review to be reasonably prompt and any dispute to be reasonable and in good faith. If the value of the Estimated Net Working Capital exceeds the Base Net Working Capital Amount, then the Closing Payment payable to the Sellers at the Closing shall be increased dollar for dollar by an amount equal to the amount by which the Estimated Net Working Capital exceeds the Base Net Working Capital Amount. If the Estimated Net Working Capital is less than the Base Net Working Capital Amount, then the Closing Payment payable to the Sellers at the Closing shall be reduced dollar for dollar by an amount equal to the amount by which the Base Net Working Capital Amount exceeds the Estimated Net Working Capital. The resulting calculation of the difference between Estimated Net Working Capital and the Base Net Working Capital Amount shall be the “Net Working Capital Estimated Adjustment”. For the avoidance of doubt, the calculation of Estimated Net Working Capital and Closing Net Working Capital shall include the Assumed Cure Amounts as current liabilities in the calculation thereof; provided, however, that to the extent Sellers are required to prepay any amounts with respect to any Assigned Contract that is a grower or finisher Contract in accordance with the terms of such Contract for any period that includes periods before the Closing Date and after the Closing and such amount is not paid in advance by Sellers, only the portion of the Assumed Cure Amounts for such Contract allocable to periods prior to Closing shall be included as current liabilities in the calculation of Estimated Net Working Capital and Closing Net Working Capital.

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2.3.2           The Post Closing Adjustment Process. As soon as practicable but within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to AgFeed a statement (the “Closing Statement”) that sets forth Net Working Capital as of the Effective Time (the “Closing Net Working Capital”). The Closing Statement shall be prepared in good faith and in accordance with GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Balance Sheet and, where applicable, using the methodology described on Exhibit A hereto. To the extent there is any inconsistency between the methodology of GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Balance Sheet and the methodology described on Exhibit A, the methodology described on Exhibit A shall supersede and be the basis on which the Closing Statement is prepared and the Closing Net Working Capital determined. Sellers and Purchaser and their respective representatives shall be entitled to observe all physical inventories that are conducted in connection with, and to inspect all work papers, schedules and other supporting materials relating to, the preparation of the Closing Statement. Sellers shall have fifteen (15) days after the delivery of the Closing Statement during which to notify Purchaser of any dispute of any material item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Sellers fail to notify Purchaser of any such dispute within such fifteen (15) day period, the Closing Statement shall be deemed to be accepted by, and shall be final and binding on the parties. In the event that Sellers shall so notify Purchaser within such fifteen (15) day period, the parties shall cooperate in good faith to resolve such dispute as promptly as possible (including meetings between senior executives of the parties). If the parties resolve such dispute within ten (10) days of Sellers notifying Purchaser of such dispute, the Closing Statement shall be amended as agreed by the parties and, as amended, shall be final and binding on the parties. If the parties are unable to resolve any such dispute within ten (10) days of such notification of dispute, the parties shall either (i) mutually agree in writing to extend the time allowed, whereupon the parties shall continue to resolve any such dispute during such agreed extension period or (ii) mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. Each of the Purchaser and Sellers (or their respective designees) shall be permitted to submit a proposed Closing Statement and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Purchaser and Sellers, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of this Agreement) in making its determination. It is the intent of the parties that the process set forth in this Section 2.3.2. and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be split evenly between Purchaser, on one hand, and Sellers, on the other; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section, the other party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the parties.

2.3.3       Post-Closing Adjustment.

2.3.3.1           If the Closing Net Working Capital as shown on the Closing Statement (as finally determined pursuant to Section 2.3.2) exceeds the Estimated Net Working Capital Amount, then within three (3) Business Days after the final determination of the Closing Statement as contemplated by Section 2.3.2, Purchaser shall pay to Sellers the amount of such excess by wire transfer of immediately available funds to such account as Sellers shall designate.

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2.3.3.2           If the Closing Net Working Capital as shown on the Closing Statement (as finally determined pursuant to Section 2.3.2) is less than the Estimated Net Working Capital Amount, then within three (3) Business Days after the final determination of the Closing Statement as contemplated by Section 2.3.2, Sellers shall pay to Purchaser the amount of such shortfall by wire transfer of immediately available funds to such account as Purchaser shall designate. Such obligation shall be entitled to administrative priority under Section 503(b)(1)(A) of the Bankruptcy Code and the obligation of Sellers to pay to Purchaser such amount in full in cash when due shall not be discharged, modified or otherwise affected by any plan of reorganization or liquidation for Sellers or by any other Order of the Bankruptcy Court. In addition, the Sale Order shall provide that such obligation shall be entitled to a first priority priming lien on the assets of the Bankruptcy Estates

2.4           Allocation of the Purchase Price. Allocation of the Purchase Price. The Sellers and Purchaser agree the Purchase Price and the Assumed Liabilities as well as any other items constituting the amount realized for Tax purposes (the “Allocable Consideration”) will be allocated among the Target Assets in a manner consistent with Section 1060 of the Tax Code and Treasury regulations promulgated thereunder. Purchaser will, no later than forty-five (45) days following the Closing Date, prepare and deliver to the Sellers a schedule setting forth the allocation of the Allocable Consideration in accordance with the preceding sentence (the “Allocation Schedule”). Purchaser and Sellers will endeavor for a period of not less than thirty (30) days to resolve any disputes related to the Allocation Schedule. Neither Purchaser nor any Seller will take any position that is contrary to or inconsistent with the Allocation Schedule for any Tax purpose, including with respect to any Tax Return (including amended Tax Returns). In the event that the Allocation Schedule is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other party and the parties will consult in good faith as to how to resolve such dispute in a manner consistent with the agreed upon Allocation Schedule. Notwithstanding any provision of this Section 2.4 to the contrary, if Purchaser and the Sellers are not able to agree to the Allocation Schedule, each Party shall be allowed to use that Party’s own formulation with respect to the allocation of the Purchase Price and the Assumed Liabilities.

Article 3
EXCLUDED ASSETS.

3.1          Excluded Assets. The Target Assets to be acquired by Purchaser hereunder do not include the following (hereinafter referred to as the “Excluded Assets”):

3.1.1           any cash on hand, in banks, and any cash equivalents;

3.1.2           all of Seller’s interest in any Intellectual Property used exclusively in the Excluded Business;

3.1.3           all claims, rights and causes of action of Sellers arising under or relating to Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date) solely with respect to claims arising out of or relating to the Excluded Business, including, without limitation, any such claims and actions arising under Sections 544, 545, 547, 548, 549 or 551 of the Bankruptcy Code;

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3.1.4           Sellers’ rights under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof;

3.1.5           all securities owned and held by Sellers, whether equity or debt or a combination thereof;

3.1.6           all Tax Returns and Tax records of Sellers;

3.1.7           all rights and claims in or to any non-transferrable refunds or credits of or with respect to any Taxes, assessments or similar charges paid by or on behalf of Sellers, in each case to the extent related to Tax periods of the Sellers beginning after Closing (but not any of the foregoing paid by any entity comprising Purchaser) or that do not relate to the Target Assets or the Target Business;

3.1.8           minute books of Sellers, and any other books and records relating to the Excluded Assets;

3.1.9           all claims arising on or prior to the Closing Date under any directors and officers liability insurance policies owned by Sellers;

3.1.10         all claims and causes of action arising on or before the Closing Date that Sellers have against any Affiliate, insider of any Seller or any third party (and any recovery on account thereof), except to the extent that such claims or causes of action (i) may constitute a counterclaim, defense, offset, or recoupment right with respect to affirmative claims (if any) that such third party may assert against Purchaser, (ii) arise under any rights under warranties (express or implied), representations and guarantees made by suppliers, manufacturers, and contractors to Sellers in connection with the Target Assets or the Target Business, (iii) arise under the Assigned Contracts assumed and assigned to Purchaser, (iv) arise under any Licenses, or (v) relate to the Target Assets; provided, however, nothing in this Section 3.1.10 shall in any event be deemed to eliminate from the Excluded Assets any other asset expressly designated as such pursuant to this Article 3;

3.1.11         professional retainers paid by Sellers;

3.1.12         any letters of credit or similar financial accommodations issued to any third party(ies) for the account of Sellers;

3.1.13         all customer deposits which as of the date hereof are as set forth on Schedule 3.1.13;

3.1.14         any assets related exclusively to the Excluded Business;

3.1.15         the name “AgFeed”;

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3.1.16         all Benefit Plans, including any underlying assets, agreements, policies and rights in connection therewith;

3.1.17         all unearned insurance premiums and accrued insurance refunds or rebates; and

3.1.18         those assets, if any, listed on Schedule 3.1.18.

3.2           Purchaser Agreement. Purchaser expressly agrees and understands that Sellers shall not sell, assign, transfer, convey or deliver to Purchaser any of the Excluded Assets.

Article 4
SELLERS’ REPRESENTATIONS AND WARRANTIES.

As a material inducement to Purchaser to enter into this Agreement and purchase the Target Assets, each of the Sellers, jointly and severally, warrants and represents to Purchaser on the date hereof:

4.1          Organization and Corporate Power.

4.1.1           Each Seller is duly formed, validly existing and in good standing under the laws of the state of its formation. Each Seller is in good standing and qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to do so has not had and would not cause a Material Adverse Effect. A listing of each such jurisdiction for each Seller is set forth on Schedule 4.1.1. Except as a result of the commencement of the Bankruptcy Cases, each Seller has all requisite power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Sellers have made available to Purchaser true, complete and correct copies of the charters and governing documents of each Seller, as currently in effect.

4.1.2           Except for the Excluded Business, none of the Sellers is engaged in any business other than the Target Business. None of the Target Business is conducted by any Person other than the Sellers, and none of the Target Assets is owned or held by any Person other than the Sellers.

4.2           Title and Related Matters. Except as set forth on Schedule 4.2, and excluding Real Property (which is governed by Section 4.12 below), Sellers own and have good and marketable title to all Target Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and there exists no material restriction on the use or transfer of such property. All of the tangible assets included in the Target Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used and proposed to be used.

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4.3           Necessary Property. The Target Assets constitute all property (of any type, whether tangible or intangible) and property rights now used in the conduct of the Target Business as currently conducted by Sellers (except with respect to the Excluded Business). Upon the Closing, good and marketable title to the Target Assets and the rights under the Assigned Contracts shall be vested in Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances).

4.4           Litigation. Except as set forth on Schedule 4.4 or the Disclosure Statement of Private Information and except for the Bankruptcy Cases, (a) there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Governmental Authority or grand jury investigation, or other action (any of the foregoing, “Action”) pending or, to the Knowledge of Sellers, threatened against Sellers, the Target Business, any of the Target Assets or Assumed Liabilities, that would cause a Material Adverse Effect; (b) (i) as of the date hereof, there is no Action pending or, to the Knowledge of Sellers, threatened against Sellers, the Target Business, any of the Target Assets or Assumed Liabilities, challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby, and, (ii) as of the Closing Date, there will be no Action pending or, to the Knowledge of Sellers, threatened against Sellers, the Target Business, any of the Target Assets or Assumed Liabilities, challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby, other than any Action that is stayed by operation of Section 362(a) of the Bankruptcy Code; and (c) (i) as of the date hereof, no Seller is currently subject to any material judgment, order, writ, injunction, or decree of any court or other Governmental Authority (“Order”) that would apply to the Purchaser or Purchaser’s operation of the Target Business from and after the Closing, other than Orders of general applicability, and, (ii) as of the Closing Date, no Seller will be subject to any material Order that would apply to the Purchaser or Purchaser’s operation of the Target Business from and after the Closing, other than Orders of general applicability or any Order that is stayed by operation of Section 362(a) of the Bankruptcy Code.

4.5           Insurance. To the Knowledge of Sellers and except as would not cause a Material Adverse Effect, (i) Sellers’ insurance policies covering or relating to the properties or operations of Sellers are in full force and effect (with respect to the applicable coverage periods), and (ii) no Seller is in default with respect to any of its obligations under any of such insurance policies.

4.6          Absence of Certain Changes.

4.6.1       Except as set forth on Schedule 4.6.1, since March 31, 2013, no Seller has taken or allowed to occur any of the following actions or events, or agreed or committed, in writing or otherwise, to do or allow to occur any of such actions or events and no such events have occurred:

4.6.1.1           Any Material Adverse Effect;

4.6.1.2           To the Knowledge of Sellers, the termination of any Contract with any grower or finisher related to the Target Business, except for any termination pursuant to the express terms of any such agreement permitting termination for convenience after a specified notice period (and, for clarification, not for cause or in connection with a breach or default by any party thereto);

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4.6.1.3           Any sale or other disposition of any material assets used in or related to the Target Business, other than sales of Inventory in the Ordinary Course of Business; or

4.6.1.4           The damage or destruction by fire or other casualty of any material asset used in or related to the Target Business, or any part thereof, if such asset has not been replaced or repaired.

4.6.2           Except as set forth on Schedule 4.6.2, no Seller has received written notice of termination for any Assigned Contract.

4.7          Compliance with Laws.

4.7.1           To the Knowledge of Sellers, no Seller is in default under or in breach or violation of in any material respect (i) any Law, (ii) the provisions of any material permit, franchise, or license issued by any Governmental Authority, or (iii) any provision of its organizational documents. Neither the execution of this Agreement nor the Closing does or will constitute or result in any such default, breach or violation by any Seller.

4.7.2           Each material authorization, license or permit required to conduct the Target Business as the same is presently conducted is listed on Schedule 4.7.2 (the “Material Permits”), and is valid and in full force and effect. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such Material Permit.

4.8           Transactions with Related Persons; Outside Interests. To the Knowledge of Sellers, no Seller nor any director, manager, officer or employee of such Seller is a party to any Assigned Contract, or has any interest in any of the Target Assets, except as specifically disclosed on Schedule 4.8.

4.9           Officers, Directors, Managers, Employees, Consultants and Agents; Compensation.

4.9.1           Set forth on the Disclosure Statement of Private Information previously provided to Purchaser is a complete list of: (i) all Active Farm Employees and Non-Active Farm Employees, and (ii) all current paid operating consultants providing services to Sellers; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive, bonus or deferred payments owing to such persons but not yet paid, the date of employment of each such person. No Seller has any employees (active or other) employed in the Target Business outside of the United States.

4.9.2           To the Knowledge of Sellers, every Active Farm Employee and every Non-Active Farm Employee of Sellers (if applicable) who requires authorization from a Governmental Authority to work in such employee’s place of work has the necessary immigration documentation from such Governmental Authority to work in such place of work.

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4.10         ERISA and Related Matters. Schedule 4.10 identifies each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or otherwise contributed to by Sellers for the benefit of Active Farm Employees and each material plan, arrangement, or policy, qualified or non-qualified, whether or not written or considered legally binding, not subject to ERISA maintained or otherwise contributed to by Sellers for the benefit of Active Farm Employees and providing for pension, thrift, savings, retirement, profit sharing, deferred compensation, bonuses, stock option, stock purchase, phantom stock, incentive compensation, equity compensation, “fringe” benefits, vacation, severance, disability, medical, hospitalization, dental, life, accidental death and dismemberment, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity, family leave, child care, education or cafeteria plan benefits, or employee insurance coverage or any similar compensation or welfare benefit arrangement including, without limitation, any voluntary employees’ beneficiary associations or related trusts (each a “Benefit Plan” and, collectively, the “Benefit Plans”). Neither Sellers, its Affiliates, nor any members of Seller’s current or former “Controlled Group” (within the meaning of Sections 414(b), (c), (m) or (o) of the Tax Code) (“ERISA Affiliates”) maintains or has ever maintained, contributes or has, within the last six years, contributed to or is or has, within the last six years, been obligated to contribute to, (i) any Benefit Plan subject to Title IV of ERISA or Section 412 of the Tax Code, or (ii) a Multiemployer Plan. Subject to any exceptions set forth on Schedule 4.10, each Benefit Plan has been maintained, funded and administered at all times substantially in compliance with its terms and all Applicable Laws, including ERISA and the Tax Code, applicable to such Benefit Plan, except where the failure to do so would not cause a Material Adverse Effect. Each Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA that is intended to be a qualified plan under section 401(a) has received a favorable determination letter or opinion letter (a copy of which has been provided to Purchaser), each related trust has been determined to be exempt from taxation under Section 501(a) of the Tax Code, and nothing has occurred that could cause the loss of such qualification or exemption. Other than as required by Applicable Laws, no Sellers have any obligation to provide any benefits in the nature of severance pay or any post-retirement medical, health, life insurance or other post-retirement welfare benefits for retired or terminated employees, their spouses or their dependents. No representations have been made to any current or former employee of any Seller or its Affiliates with respect to benefits to be provided under a Benefit Plan that are materially inconsistent with the terms of such Benefit Plan. Except as set forth on Schedule 4.10, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Sellers to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, or (iii) give rise to the payment of any amount that could subject (whether alone or in connection with another payment) a current or former employee of the Sellers to tax penalties under Section 4999 of the Tax Code.

4.11         Inventory. Except as set forth on Schedule 4.11 and to the Knowledge of Sellers, all Inventory consists of a quantity and quality usable and salable in the Ordinary Course of Business, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Sellers to net realizable market value or have been provided for by adequate reserves.

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4.12         Real Property.

4.12.1         Schedule 4.12.1 contains a complete and accurate list of each parcel of land owned by any Seller, and includes a legal description of each such parcel (the “Owned Real Property”). The Owned Real Property includes the land so described on Schedule 4.12.1 together with all buildings, structures and improvements thereon and together with the appurtenances thereto (including all applicable Waste Easements, Access/Other Easements, and other easements, covenants, water rights, sewer rights, encroachment rights, utility rights and other rights appurtenant thereto).

4.12.2         Schedule 4.12.2 contains a complete and accurate list of all of the Real Property leased or otherwise occupied by any Seller as tenant (collectively, the “Real Property Leases”), which Real Property Leases are without modification (written or oral) except as set forth in Schedule 4.12.2. True, accurate and complete copies of all documents comprising the Real Property Leases (including any and all exhibits, amendments, supplements and other modifications thereto) have been delivered to Purchaser prior to the date hereof. Except as set forth in Schedule 4.12.2, a Seller holds a valid leasehold interest in each Real Property Lease, and each Real Property Lease is in full force and effect and is enforceable against such Seller and, to the Knowledge of Sellers, the applicable lessor(s) in accordance with its terms. No Seller nor, to the Knowledge of Sellers, the applicable lessor, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound that could result in material liability of Purchaser after Closing or that could enable the applicable lessor to terminate such Real Property Lease.

4.12.3         Each Seller has good and marketable fee simple title to all of the Owned Real Property, and at Closing, Sellers will deliver the Owned Real Property free and clear of all Encumbrances (except for Permitted Encumbrances). Except as set forth on Schedule 4.12.3: (i) the Owned Real Property and Leased Real Property is in good condition and repair consistent with its present use and is available for immediate use in the conduct of the Target Business; (ii) no condemnation or eminent domain proceeding has been commenced against the Real Property nor, to the Knowledge of Sellers, is any such proceeding under consideration for commencement of any condemnation or eminent domain proceeding; (iii) no Person (other than Sellers) is in possession of any portion of the Real Property; (iv) to the Knowledge of Sellers, neither the current use of the Real Property, nor the location of the buildings, structures and other improvements on the Real Property, nor the operations of Sellers violates any applicable Law in any material respect; (v) all material certificates of occupancy and other approvals required to be held by Sellers in connection with the Sellers’ use of the Real Property have been lawfully issued to Sellers, and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect and are transferrable by Sellers to Purchaser in connection with the sale of the Owned Real Property or the assignment of the Real Property Leases; and (vi) Real Property producing liquid waste or manure distributed or applied off-site has the benefit of appurtenant easements for access and for such distribution or application described on Schedule 4.12.3 which run with the land and which inure to the benefit of such Real Property, and access and such distribution and application under such appurtenant easements comply with instruments of record encumbering the land subject to the Waste Easements and any applicable Law or legal requirements, and complete copies of such appurtenant easements, including all management or other agreements comprising part of or relating to such appurtenant easements, with all exhibits, amendments, supplements and other modifications thereto, have been delivered to Purchaser prior to the date hereof. Schedule 4.12.3 (a) sets forth a list of the most recent title insurance policies in Sellers’ possession for the Owned Real Property (collectively, the “Existing Owner’s Policies”) and Sellers have delivered copies of the Existing Owner’s Policies to Purchaser. Schedule 4.12.3(b) sets forth a list of most recent surveys in Sellers’ possession for the Owned Real Property (the “Existing Surveys”) and Sellers have delivered copies of the Existing Surveys to Purchaser.

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4.12.4         The Waste Easements are identified on Schedule 4.12.4, together with a description of the agreements establishing or affecting the rights under the same, contact addresses for the owners (or authorized tenants or agents for such owners) of the lands subject to the same, and the properties comprising part of the Owned Real Property identified on Schedule 4.12.1 benefiting from the same.

4.12.5         The Access/Other Easements are identified on Schedule 4.12.5 together with a description of the agreements establishing or affecting the rights under the same, contact addresses for the owners (or authorized tenants or agents for such owners) of the lands subject to the same, and the properties comprising part of the Owned Real Property identified on Schedule 4.12.1 benefiting from the same.

4.13         Validity of Contracts. Except for defaults that can be cured by payment of the Cure Amounts or defaults that are unenforceable under the Bankruptcy Code, and except as would not cause a Material Adverse Effect, to the Knowledge of Sellers, neither Sellers nor any other party thereto is in default or breach in any material respect under the terms of any Assigned Contract.

4.14         Intellectual Property. Schedule 4.14 lists all Intellectual Property material to the Target Business that is used in the Target Business, or developed in the course of conducting the Target Business or by persons employed by the Target Business, specifying whether such Intellectual Property is owned, controlled, used or held (under license or otherwise) by Sellers, and also indicating which of such Intellectual Property is registered. No Seller has any rights to Intellectual Property used or usable in the Target Business that is not included in the Target Assets, except as excluded by Article 3. No Seller has granted any license or made any assignment of any Intellectual Property, and to the Knowledge of Sellers, no other person or entity has any right to use any such Intellectual Property. Except as listed in Schedule 4.14, no Seller pays any royalties or other consideration for the right to use any Intellectual Property of others.

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4.15         Environmental Matters. The representations and warranties in this Section 4.15 are Sellers’ sole and exclusive representations and warranties with respect to environmental matters, including any obligations under any Environmental Laws. Except as set forth on Schedule 4.15, to the Knowledge of Sellers, (a) each Seller is in material compliance with applicable Environmental Laws; (b) each Seller has obtained and is and has been at all relevant times in compliance with all permits, licenses or other authorizations required under applicable Environmental Laws to conduct the Target Business, and all such permits, licenses or other authorizations are current and in full force and effect; (c) no Seller has used, stored, released or disposed of Hazardous Material on the Real Property either in violation of any Environmental Laws or in a manner that would require investigation, removal or remediation under Environmental Laws or would otherwise cause Purchaser to incur liability under applicable Environmental Laws; (d) there are no underground storage tanks, asbestos-containing materials, groundwater monitoring wells, drinking water wells, anaerobic lagoons, production water wells, polychlorinated biphenyls, dumps, landfills, or waste treatment, storage or disposal areas on the Real Property; (e) no Seller has received written notice of any investigation, suit, claim, action or judicial or administrative proceeding relating to or arising under applicable Environmental Laws that is pending against any Seller, and to the Knowledge of Seller’s, no such investigation is pending; and (f) no Seller has received any notice of or entered into any order, writ, injunction, judgment or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements arising to or arising under applicable Environmental Laws.

4.16         Authorization. Each Seller has, and on the Closing Date will have, full power, authority and legal right to execute and deliver this Agreement and all other agreements contemplated hereby to which the Seller is a party, subject to the Bankruptcy Court’s entry of the Bankruptcy Orders. Except as set forth on Schedule 4.16 and subject to the Bankruptcy Court’s entry of the Bankruptcy Orders, no approvals or consents of any other persons, entity or governmental authority having jurisdiction are necessary in connection with the execution, delivery, and performance of each Seller’s obligations under this Agreement. This Agreement and all other agreements contemplated hereby, when executed and delivered by each Seller, and, subject to the Bankruptcy Court’s entry of the Bankruptcy Orders, will constitute the legal, valid and binding obligation of each such Seller, enforceable against it in accordance with its and their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

4.17         No Conflict with Other Instruments or Agreements. Except as set forth on Schedule 4.17, the consummation by each Seller of the transactions contemplated by this Agreement will not result in or constitute: (i) a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of the organizational documents of the Seller; (ii) to the Knowledge of Sellers, a default or an event that, with the giving of notice or lapse of time, or both, would constitute a material default, breach, or violation of any Assigned Contract to which the Seller is a party or by which the Seller or any of its property is bound; (iii) to the Knowledge of Sellers, the violation of any Law; (iv) to the Knowledge of Sellers, an event that would permit any counter party to terminate any Assigned Contract or to accelerate the maturity of any Indebtedness or other obligation of the Seller; or (v) to the Knowledge of Sellers, the creation or imposition of any Encumbrance on any of the assets of the Sellers (including the Target Assets); except in the case of clauses (ii), (iii), (iv) and (v) for defaults, breaches, violations, terminations, accelerations, liens, charges or encumbrances that (x) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code or (y) are set forth on Schedule 4.17.

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4.18         Brokers or Finders. Except as set forth on Schedule 4.18, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

4.19         No Undisclosed Liabilities. To the Knowledge of Sellers, no Seller has any liabilities whatsoever, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, except (a) as set forth as a liability on the Financial Statements of Sellers, (b) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which will or may reasonably be expected to have an adverse effect upon Sellers) that are not required to be set forth in a Schedule hereto; (c) the other obligations and liabilities specifically disclosed on Schedule 4.19; and (d) as would not cause a Material Adverse Effect. Except for the Assumed Liabilities, all of the liabilities and obligations of Sellers and the Target Business, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, shall remain the liabilities and obligations of Sellers from and after the Closing.

4.20         Taxes. Except as set forth on Schedule 4.20,

4.20.1         Each Seller has filed, or caused to be filed, on a timely basis all Tax Returns that were required to be filed. All such Tax Returns are true, correct and complete in all material respects and no position was taken in any such Tax Return that was contrary to any publicly announced position of a Governmental Authority or that was substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of any Seller.

4.20.2         Each Seller has timely and fully paid all Taxes that are due and owing (whether or not reflected on any Tax Return), Taxes against any Seller, the Target Assets or the Target Business.

4.20.3         Except as set forth on Schedule 4.20, none of the Assumed Liabilities are an obligation under any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract or arrangement or any current or potential contractual obligation to indemnify any other Person with respect to Taxes (other than commercial Contracts entered into in the Ordinary Course of Business).

4.20.4         Each Seller has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld all Taxes that are or were required by Law to be withheld or collected, and has paid to the proper Governmental Authority all amounts required to be so withheld and paid over for all periods under applicable Laws.

4.20.5         There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Target Assets.

4.20.6         Sellers have delivered to Purchaser complete and accurate copies of all federal, state and local U.S. income Tax Returns, examination reports and statements of deficiencies assed against or agreed to by the Sellers for the last three (3) years.

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4.20.7         No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Seller, the Target Assets or the Target Business.

4.20.8         Within the last two (2) years, no Governmental Authority, including any jurisdictions where any Seller has not filed a Tax Return, has delivered or threatened to deliver (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against any Seller. None of the Sellers have been informed by any jurisdiction, including any jurisdiction where any Seller has not filed a Tax Return, that the jurisdiction believes that any Seller was required to file a Tax Return that was not filed.

4.20.9         No Seller has waived any statute of limitations with respect to Taxes, agreed to an extension of time with respect to a Tax assessment or deficiency or entered into any closing agreement under applicable Tax law which waiver, extension or closing agreement is still in force.

4.21         Financial Statements.

4.21.1         Set forth on Schedule 4.21 are (i) the unaudited consolidated balance sheet of Sellers as of December 31, 2012 and the related unaudited statements of income for the periods then ended (the “Year-End Financial Statements”) and (ii) the unaudited interim balance sheet of Sellers as of March 31, 2013 (the “Balance Sheet”) and the related unaudited statements of income for the fiscal year-to-date periods then ended (the financial statements described in clause (ii) being the “Interim Financials,” and together with the Year-End Financial Statements, the “Financial Statements”).

4.21.2         The Financial Statements were derived from the books and records of Sellers and (i) present fairly, in all material respects, the financial position and results of operations of the Target Business at the dates and for the periods indicated (without taking into consideration the loss of revenue as a result of the termination of the Hormel weaned pig agreement or the characterization of the Target Business no longer being a going concern), and (ii) have been prepared in accordance with past practices and policies applied consistently.

Article 5
PURCHASER’S REPRESENTATIONS AND WARRANTIES.

As a material inducement to Sellers to enter into and perform its obligations under this Agreement, Purchaser represents and warrants to Sellers on the date hereof:

5.1           Authorization. The execution, delivery, and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all necessary company action of Purchaser, and except as set forth on Schedule 5.1, no approvals or consents of any other Person or Governmental Authority having jurisdiction are necessary in connection with it. This Agreement and each such other agreement, when executed and delivered by Purchaser, will constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

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5.2           No Conflict with Other Instruments or Agreements. The consummation by Purchaser of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of the organizational documents of Purchaser or any Contract to which Purchaser is a party or by which Purchaser or any of its property may be bound and which would be material to Purchaser’s performance of this Agreement.

5.3           Brokers or Finders. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

5.4           Funding. Purchaser has sufficient liquid assets available to Purchaser to pay the Purchase Price on the Closing Date and to pay and perform the Assumed Liabilities as they become due.

5.5           Adequate Assurance. Purchaser has the ability to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assigned Contracts, and shall provide a copy of Purchaser’s financial statements and such other financial information reasonably available to Purchaser that is required by the Bankruptcy Court to demonstrate Purchaser’s ability to assume, or to take an assignment of, the Assigned Contracts; provided, however, that any such financial information and related testimony and exhibits, other than information that is otherwise publicly available or is ordinarily provided by Purchaser to potential contracting parties, shall be distributed subject to appropriate confidentiality arrangements and shall be filed or otherwise introduced in the Bankruptcy Court only under seal.

Article 6
COVENANTS, AGREEMENTS PENDING CLOSING, AND OTHER AGREEMENTS.

6.1           Conduct of Sellers’ Business Pending the Closing.

6.1.1           From the date of this Agreement until Closing, and except as otherwise consented to or approved by Purchaser in writing or as may be limited or modified as a result of the filing of the Bankruptcy Cases, each Seller covenants and agrees with Purchaser as follows:

6.1.1.1           Sellers will carry on the Target Business only in the Ordinary Course of Business (subject to the commencement of the Bankruptcy Cases contemplated herein) and in compliance with Law in all material respects, including Environmental Laws, and use commercially reasonable efforts to: maintain its relationships with customers, suppliers and others having business dealings with Sellers (except for the amendment or termination of Sellers’ existing Hormel weaned pig agreement), and use commercially reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained.

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6.1.1.2           All property and other assets and rights now owned or used by Sellers will be used, preserved and maintained in the Ordinary Course of Business and in compliance with Laws in all material respects, including Environmental Laws, to the same extent and in the same condition as said property, assets and rights are on the date of this Agreement, ordinary wear and tear excepted.

6.1.1.3           Sellers will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and other assets, and will purchase such additional insurance, at Purchaser’s cost, as Purchaser may request.

6.1.1.4           Sellers will pay all of their obligations incurred on or after the Petition Date in the Ordinary Course of Business as they become due and will timely perform their obligations under Section 365(d)(3) of the Bankruptcy Code.

6.1.1.5           Sellers will not cause or allow any Encumbrance to be placed on any of its property or assets (except for Permitted Encumbrances or Encumbrances relating to debtor-in-possession financing) or make any commitments relating to such property, assets or business extending beyond the date of Closing, including, without limitation: (i) incurring any material obligations or liabilities, whether fixed or contingent; (ii) entering into any material Contract (other than with respect to sales of Inventory in the Ordinary Course); (iii) modifying or terminating any existing material Contract or any Assigned Contract (except for the amendment or termination of Sellers’ existing Hormel weaned pig agreement); (iv) waiving any rights of material value to the Seller; (v) paying any material obligation or liability, whether fixed or contingent, other than current liabilities or those contemplated by this Agreement to be paid prior to Closing; (vi) selling or otherwise disposing of any Target Assets, other than sales of Inventory in the Ordinary Course of Business; or (vii) entering into any other transaction or arrangement which individually or in the aggregate with other transactions or arrangements would be material to Sellers (except for the amendment or termination of Sellers’ existing Hormel weaned pig agreement);

6.1.1.6           Sellers will not increase the compensation, severance or fringe benefits of any officer or employee of Sellers, except for such increases in salary or wages of employees of Sellers in the Ordinary Course of Business;

6.1.1.7           Except for the amendment or termination of Sellers’ existing Hormel weaned pig agreement, Sellers will not (a) terminate, sublet (or similar arrangement) or amend any Assigned Contract, or (b) enter into, terminate or amend any other Contract material to the Target Business; and

6.1.1.8           Sellers will not authorize any of, or commit or agree to take any of the foregoing actions.

6.2           Additional Covenants and Agreements of Sellers. From the date of this Agreement until Closing (except as otherwise provided in Section 6.2.1(b)), each Seller further covenants and agrees with Purchaser as follows:

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6.2.1           The Sellers will use their respective commercially reasonable efforts to (a) obtain as promptly as practicable the satisfaction of the conditions to Closing described in this Agreement and any necessary consents or waivers under or amendments to agreements by which any Seller is bound; and (b) with respect to the permits, licenses, and other documents set forth on Schedule 7.4, to the extent any such permits, licenses, or other documents cannot either be transferred to Purchaser or obtained by Purchaser prior to Closing because of Governmental Authority action or inaction or requirements of applicable Law, Sellers agree to provide to Purchaser, both prior to and after Closing, all support necessary or reasonably required to effectuate the transfer of such permit(s), licenses, or other documents, including, without limitation, providing information to Purchaser or any Governmental Authority, preparing all required documentation or executing all documents necessary to support the transfer or issuance of such permit to Purchaser immediately following or within a reasonable time after the Closing.

6.2.2           The Sellers will promptly supplement or amend the Schedules (i) with respect to any matter hereafter arising to the Knowledge of Sellers that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule or (ii) that is necessary to correct any information in such Schedules that, to the Knowledge of Sellers, is inaccurate on account of the occurrence of an event described in subpart (i).

6.2.3           The Sellers will promptly notify Purchaser of:

6.2.3.1           Any Material Adverse Effect;

6.2.3.2           Any fact, condition, change or event that, to the Knowledge of Sellers, causes or constitutes a breach, in any material respect, of any of the representations or warranties or covenants of Sellers hereunder made as of the date hereof; or

6.2.3.3           The damage or destruction by fire or other casualty of any material Target Asset or part thereof.

The Sellers hereby acknowledge that the Purchaser does not and shall not waive any right it may have hereunder solely as a result of any Schedule update pursuant to Section 6.2.2 or such notifications, and any Schedule update or notification given pursuant to Section 6.2.2 or this Section 6.2.3 (including any supplement to the Schedules to this Agreement) shall (i) not have any effect for purposes of Purchaser’s determining satisfaction of the conditions set forth in Article 7 of this Agreement, and (ii) not in any way limit the Purchaser’s exercise of its rights hereunder.

6.2.4           Purchaser and its counsel, accountants and other representatives in connection with this transaction shall have full access during normal business hours to all properties and other assets, books, accounts, records, contracts and other documentation of, or relating to, the Target Business, including all Tax Returns and Tax records. The Sellers shall promptly furnish or cause to be furnished to Purchaser, or the representatives of Purchaser hereunder, all data, documentation, processes and other information concerning the business, finances and properties of the Target Business that may reasonably be requested, including all Tax Returns and Tax records.

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6.2.5           HSR and Antitrust Laws.

6.2.5.1           Sellers will cooperate with Purchaser and its representatives (a) with respect to all filings and notifications that Purchaser elects to make or is required to make in connection with the transactions contemplated by this Agreement, including any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (b) in identifying and obtaining any governmental authorizations required by Purchaser to own and operate the Target Business from and after the Closing Date, and (c) in obtaining all consents identified in Schedule 4.16 and waivers of the conflicts or defaults identified in Schedule 4.17 (including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act, if required).

6.2.5.2           Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations (including the HSR Act, if applicable) to consummate and make effective the transactions contemplated by this Agreement, including all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible). Purchaser shall be responsible for paying any filing fees required by the Federal Trade Commission (the “FTC”) or other Governmental Authority. In furtherance of and without limiting the foregoing, if necessary, Purchaser and Seller shall (1) make or cause to be made any filings required under the HSR Act or other competition laws with respect to the transactions contemplated herein as promptly as practicable after the date hereof, and in any event prior to ten (10) Business Days after the date hereof, (2) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the FTC, the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings, (3) cooperate with each other in connection with any such filing or request (including, to the extent permitted by Applicable Law, providing copies of all such documents to counsel for the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing, and (4) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Target Assets, or any material portion thereof, or any of its other assets or businesses. Each party acknowledges that its reasonable best efforts under this Section 6.2.5 requires that it use reasonable best efforts to comply with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials that it or its Affiliates receive from the FTC or Antitrust Division as soon as reasonably practicable after the issuance of such request. Each party shall promptly inform the other parties hereto of any oral communication with, and provide to counsel for the other party copies of written communications with, any Governmental Authority regarding any filings made pursuant to this Section 6.2.5. Sellers (or Purchaser, as the case may be) shall not agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with Purchaser (or Sellers) in advance and, to the extent permitted by such Governmental Authority, gives Purchaser (or Sellers) the opportunity to attend, direct and participate at such meeting.

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6.3           Covenants and Agreements of Purchaser. From the date of this Agreement until Closing, Purchaser covenants and agrees with Sellers as follows:

6.3.1           Purchaser will use its commercially reasonable efforts to execute and deliver any documents and instruments that may reasonably be required to assist Sellers in obtaining any necessary consents or waivers under or amendments to agreements by which Sellers are bound and which are conditions to Closing described in this Agreement; provided, however, that Purchaser shall not be obligated hereunder to incur any cost or expense relating thereto or to execute any guaranty, assumption of liability or other document or instrument requiring Purchaser to assume obligations not contemplated by this Agreement.

6.3.2           Promptly after the date of this Agreement, and in any event within the applicable time period prescribed by statute or regulations, Purchaser will use its commercially reasonable efforts to promptly make all filings and notifications required by Law to be made by it in connection with the transactions contemplated by this Agreement. Purchaser will use its commercially reasonable efforts to cooperate with Sellers and their representatives (a) with respect to all filings and notifications Sellers elect to make or are required to make in connection with the transactions contemplated by this Agreement, (b) in identifying and obtaining any governmental authorizations required by Purchaser to own and operate the Target Business from and after the Closing Date, and (c) in obtaining all consents identified in Schedule 5.1.

6.4           Bankruptcy Actions.

6.4.1           Filing of Petition for Relief. Within two (2) Business Days after the execution of this Agreement, Sellers shall each file or cause to be filed a petition for relief under chapter 11 of the Bankruptcy Code (the “Petition for Relief”, and the date on which such Petition for Relief is filed being referred to as the “Petition Date”) with the Bankruptcy Court.

6.4.2           Sale Motion and Order.

6.4.2.1           Within two (2) Business Days following the Petition Date, Sellers shall serve and file a motion (the “Sale Motion”) in the Bankruptcy Cases requesting that the Bankruptcy Court (i) schedule the Bidding Procedures Hearing on a date no later than seventeen (17) days following the Petition Date, (ii) enter the Bidding Procedures Order no later than seventeen (17) days following the Petition Date and (iii) enter a Sale Order (as defined in Section 7.2.1 below) at the final hearing on the Sale Motion (the “Sale Hearing”) on a date no later than forty-five (45) days following the Petition Date. Purchaser and Sellers acknowledge and agree that the Bankruptcy Court’s entry of the Sale Order shall be required in order to consummate the Acquisition, and that the requirement that the Sale Order be entered is a condition that cannot be waived by any party.

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6.4.2.2           Sellers will provide Purchaser with a reasonable opportunity to review and comment upon the Sale Motion, the Assignment Motion, the Bidding Procedures Order, the Sale Order, and the Assignment Order contemplated by this Agreement prepared by Sellers prior to the filing thereof with the Bankruptcy Court, each of which shall be in a final form reasonably acceptable to Purchaser.

6.4.3           Bidding Procedures Order. Sellers shall in connection with the sale of the Target Assets advertise to the public in a commercially reasonable manner as required by the Bankruptcy Code or as shall be directed by the Bankruptcy Court following a preliminary hearing on the Sale Motion (the “Bidding Procedures Hearing”) and the entry of an order in the Bankruptcy Cases approving procedures for solicitation and consideration by the Bankruptcy Court of bids from third parties for the Target Assets (the “Bidding Procedures Order”) considered at such Bidding Procedures Hearing. The Bidding Procedures Order shall be in a final form reasonably acceptable to Sellers and Purchaser, and in any event shall:

6.4.3.1           schedule the Sale Hearing;

6.4.3.2           schedule an auction (the “Auction”);

6.4.3.3           require, as a precondition to participation in the Auction, the submission of a competing bid for some or all of the Target Assets no later than 5:00 p.m. Central Time at least three (3) Business Days prior to the Auction (the “Bid Deadline”);

6.4.3.4           require any Qualifying Bid (as defined below) to be accompanied by (i) an earnest money deposit by wire transfer, certified or cashier’s check, in the amount of no less than ten percent (10%) of the Base Purchase Price (which amount shall be paid to or deposited with an escrow agent to be held pursuant to an escrow agreement to be entered into by such bidder, Sellers and such escrow agent); (ii) an executed confidentiality agreement, (iii) an executed asset purchase agreement substantially in the form of this Agreement along with a red-line marked against this Agreement to reflect changes, and (iv) written evidence of a commitment for financing or other evidence of the party’s ability to consummate the transaction and payment of the purchase price in cash at the Closing;

6.4.3.5           provide that if this Agreement is terminated pursuant to Article 10, then, subject to Section 10.2, Purchaser shall be entitled to (i) Purchaser’s reasonably documented actual out-of-pocket fees and expenses (including legal, accounting, HSR Act filing fees, escrow and other fees and expenses) not to exceed $790,000 (the “Expense Reimbursement”) and (ii) in the event Sellers sell, transfer, lease or otherwise dispose of, directly or indirectly (including through an asset sale, stock sale, merger, or other similar transaction or pursuant to a plan of reorganization in the Bankruptcy Cases) all or substantially all of the Target Business or the Target Assets in a transaction or a series of transactions with one or more persons other than Purchaser in any circumstance, including in accordance with the Bidding Procedures Order (such event being an “Alternative Transaction”) on or prior to the date that is twelve (12) months after the date of such termination, a break-up fee in the amount of an additional $2,370,000 (the “Break-Up Fee”) with such amount being payable upon the closing or consummation of such Alternative Transaction; provided, however, that the closing or consummation of a transaction evidenced by a Qualifying Bid shall constitute an Alternative Transaction, regardless of whether such Qualifying Bid involves all or substantially all of the Target Business or the Target Assets; provided further that, for the avoidance of doubt, notwithstanding any provisions of this Agreement to the contrary, Sellers shall not be obligated to pay, and Purchaser shall not be entitled to receive, the Break-Up Fee upon the closing on an Alternative Transaction if (x) Sellers terminate this Agreement pursuant to Section 10.1.6 as a result of Purchaser’s breach of this Agreement; or (y) Purchaser terminates this Agreement pursuant to Section 10.1.7 as a result of the failure of any one or more of the conditions set forth in Section 7.1.1.

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6.4.3.6           provide that Sellers are authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Purchaser pursuant to this Agreement (including the Breakup Fee and Expense Reimbursement), and that such amounts shall have the priority specified in Section 10.2.3;

6.4.3.7           provide that no party submitting any other offer to purchase the Target Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup, or termination or similar fee or payment;

6.4.3.8           require that a bid will not be considered by Sellers as qualified for the Auction unless such bid is for an amount equal to or more than the aggregate sum of (i) the Base Purchase Price in cash; (ii) the dollar value of the Breakup Fee in cash; (iii) the dollar value of the Expense Reimbursement in cash, and (iv) $250,000 in cash (each bid which meets the foregoing criteria constitutes, as applicable, a “Qualifying Bid”);

6.4.3.9           require that any subsequent bid at the Auction be at least $250,000 greater than the preceding bid, which if such preceding bid shall have been made by Purchaser, shall be deemed to include the amounts in clauses (ii) and (iii) of Section 6.4.3.8; provided, however, any overbid submitted by Purchaser at the Auction shall only be required to be equal to the sum of (A) the then existing leading bid, plus (B) $250,000 less (C) the dollar value of the Breakup Fee less (D) the dollar value of the Expense Reimbursement;

6.4.3.10         provide that if one (1) or more Qualifying Bids are submitted in accordance with the Bidding Procedures Order, Sellers will conduct the Auction no later than two days prior to the Sale Hearing in accordance with the Bidding Procedures Order; and at such Auction, Sellers shall have the right to select the highest and best bid from Purchaser and any Person who submitted a Qualifying Bid pursuant to Section 6.4.3.8 (the “Highest and Best Bid”), and the next most favorable bid (the “Next Highest Bid”), each of which will be determined by considering, among other things: (i) the number, type and nature of any changes to this Agreement requested by each bidder; (ii) the extent to which such modifications are likely to delay closing of the sale of the Acquired Assets and the cost to Sellers of such modifications or delay; (iii) the total consideration to be received by Sellers; (iv) the likelihood of the bidder’s ability to close a transaction and the timing thereof; and (v) the net benefit to the Bankruptcy Estates, taking into account Purchaser’s rights to the Breakup Fee and Expense Reimbursement (for the avoidance of doubt, each Seller hereby agrees that the value attributed by the Seller to any bid made by Purchaser at the Auction shall at least be equal to the sum of the following (w) the dollar value of the cash consideration contained in such bid, (x) the dollar value of any additional consideration contained in such bid, (y) the dollar value of the Breakup Fee, and (z) the dollar value of the Expense Reimbursement);

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6.4.3.11         require that the Next Highest Bid be held open until 21 days following the entry of the Sale Order and that the Person submitting the Next Highest Bid be required to perform its obligations thereunder in the event that the Person submitting the Highest and Best Bid fails to consummate the transaction;

6.4.3.12         require at the Auction that Purchaser has the right to submit further bids along with a markup of this Agreement, and at any time, request that Sellers announce, subject to any potential new bids, the then current Highest and Best Bid, and to the extent Purchaser requests, use reasonable efforts to clarify any and all questions Purchaser may have regarding Sellers’ announcement of the then current Highest and Best Bid;

6.4.3.13         unless otherwise agreed to by Purchaser in its sole and reasonable discretion, require that only the Persons who submitted Qualifying Bids and Purchaser may participate in the Auction; and

6.4.3.14         provide that Purchaser shall have standing to contest the Highest and Best Bid selected by Sellers.

6.4.4           Assignment Motion and Order. Contemporaneously with the filing of the Sale Motion, Sellers shall file with the Bankruptcy Court a motion (which may be included in the Sale Motion, the “Assignment Motion”) for an order authorizing the assumption and assignment of the Assigned Contracts to Purchaser pursuant to Section 365 of the Bankruptcy Code (which may be included in the Sale Order, the “Assignment Order”), which shall be in form and substance reasonably acceptable to Purchaser. Subject to Section 1.3, the Assigned Contracts shall be identified on an exhibit to the Assignment Motion. The exhibit shall set forth proposed Cure Amounts under each of such Assigned Contracts, as determined by Sellers based on Sellers’ books and records, and notify all parties to the Assigned Contracts that if they do not file an objection to the assumption and assignment of an Assigned Contract, or to the proposed Cure Amount associated therewith, such parties shall waive and be estopped from asserting any objection to such assumption and assignment or to the establishment of such Cure Amount. Other than the Assignment Motion, Sellers shall not file any motion seeking to assume or reject any Assigned Contract under Section 365 of the Bankruptcy Code without the prior written consent of Purchaser. To the extent that the assignment to the Purchaser of any Assigned Contract or transfer to Purchaser of any Target Asset pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order, the Assignment Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or Target Asset or any right or interest therein unless and until such consent is obtained; provided, however, that the parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, the Sellers and the Purchaser will reasonably cooperate with each other in any lawful and commercially feasible arrangement designed to provide the Purchaser with the benefits and obligations of any such Contract or Target Asset, the Purchaser shall be responsible for performing all obligations under such Contract required to be performed by the Sellers on or after the Closing Date to the extent set forth in this Agreement, and, unless reimbursed by Purchaser, Sellers shall not be required to expend any monetary funds in connection with such efforts or arrangements.

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6.4.5           Notice and Reasonable Efforts. Sellers shall provide appropriate notice of the hearings on the Sale Motion and the Assignment Motion and the Auction, as is required by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure to all parties entitled to notice, including, but not limited to, all parties to the Assigned Contracts and all taxing and environmental authorities in jurisdictions applicable to Sellers. Thereafter, Sellers shall undertake all reasonable efforts in support of the Sale Motion and the Assignment Motion, and Purchaser agrees to cooperate in such efforts.

6.4.6           Defense of Orders. If the Bidding Procedures Order, the Sale Order, the Assignment Order, or any other order of the Bankruptcy Court relating to this Agreement (collectively, the “Bankruptcy Orders”) shall be appealed (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be appropriate to defend against such appeal, petition or motion, and Purchaser agrees to cooperate in such efforts, and each of Sellers and Purchaser hereto shall endeavor to obtain an expedited resolution of such appeal.

6.4.7           Books and Records. Purchaser shall make available to Sellers copies of all books, files, documents and records included as part of the Target Assets as Sellers may reasonably request for a period of eighteen (18) months post-Closing. If Sellers desire copies of any of such documents or records, all copying costs shall be borne by Sellers.

6.5           Transition Services Agreement. At the Closing, Seller and Purchaser shall enter into a transition services agreement in the form attached hereto as Exhibit B, for a reasonable period of time after the Closing and for reasonable compensation, certain mutually agreeable services necessary, with respect to Purchaser, for the transition of the Target Assets from Sellers to Purchaser and, with respect to Seller, for the ongoing administration of the Bankruptcy Cases and other transition services (the “Transition Services Agreement”).

6.6           Employment of Sellers’ Employees.

6.6.1           For the purpose of this Agreement, the term “Active Farm Employees” shall mean all “on-farm” (i.e., whose sole or primary responsibility relates to the sow farms or finishing farms) operational employees of Sellers who are in active employment status in the Target Business at all locations where Sellers operate (other than the locations related to the Excluded Business) on the day immediately preceding the Closing Date, and the term “Active Non-Farm Employees” shall mean all employees of Sellers, other than Active Farm Employees, who are in active employment status in the Target Business on the day immediately preceding the Closing Date. For purposes of this Section 6.6, the term “active employment status” does not include any individual not actively at work due to illness, injury, short-term disability or sick leave, authorized leave of absence, layoff for lack of work, service in the Armed Forces of the United States, retirement, resignation, permanent dismissal or long-term disability. However, any “on-farm” operational employee of Sellers in the Target Business at a location other than the locations related to the Excluded Business who is not in active employment status on the day immediately preceding the Closing Date (“Non-Active Farm Employees”) but who otherwise has a right to return to employment under the applicable policies of Sellers or pursuant to any Applicable Law shall not be required to be extended an employment offer by Purchaser.

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6.6.2           Purchaser shall offer employment (subject to compliance with Purchaser’s customary hiring practices) to each of the Active Farm Employees set forth on Schedule 6.6.2 effective upon the Closing Date. Purchaser may, but shall not be required to, offer employment (subject to compliance with Purchaser’s customary hiring practices) to any Active Non-Farm Employee effective upon the Closing Date. For the purpose of this Agreement, the term “Hired Active Employees” shall mean those Active Farm Employees and Active Non-Farm Employees who accept Purchaser’s offer of employment. All Hired Active Employees shall cease their employment with the applicable Seller effective upon the Closing Date.

6.6.3           Sellers shall be responsible for timely providing any plant closing or similar notices as required under federal, state or local law (including the Worker Adjustment Retraining Notification Act of 1988, as amended and any similar Law of any applicable state) (collectively, “WARN Laws”) as a result of the transactions contemplated by this Agreement.

6.6.4           Except as set forth in Section 6.7 below with respect to COBRA, the Purchaser will have no severance or other obligations with respect to anyone who is/was an employee of a Seller on the day immediately preceding the Closing Date but who does not become a Hired Active Employee, either due to declining an offer of employment made by Purchaser or due to not receiving an offer of employment from Purchaser. Except as set forth in Section 6.7 below with respect to COBRA, all such obligations, if any, shall be the responsibility of the Seller.

6.7           Salaries and Benefits.

6.7.1           Purchaser shall, or shall cause one of its affiliates to, provide the Hired Active Employees with, at a minimum, base salary or wage levels that are, in the aggregate, no less favorable than such base salary or wage levels as in effect prior to the Closing Date. Purchaser shall, for the purposes of eligibility and vesting under its benefit plans, recognize employment with Sellers (or their respective predecessors) for purposes of eligibility and vesting (but not benefit accrual or contributions). Purchaser shall take commercially reasonable action to waive any preexisting condition or similar exclusion under such benefit plan or program established or maintained by Purchaser for any Hired Active Employees who were not covered by such exclusion prior to the Closing Date.

6.7.2           Sellers shall be responsible for the payment of all wages and other remuneration due to Active Farm Employees and Active Non-Farm Employees with respect to their services as employees of Sellers through the close of business on the day immediately prior to the Closing Date, including pro rata bonus payments, any severance or termination payments, and all vacation pay earned prior to the Closing Date, other than any termination or severance payments due to Hired Active Employees by reason of any events occurring after the Closing. Purchaser shall be responsible for the payment of all wages and other remuneration due to Hired Active Employees with respect to their services as employees of Purchaser on and after the Closing Date and any termination or severance payments due to Hired Active Employees under termination or severance programs or plans, if any, that may be maintained by the Purchaser by reason of any events occurring on or after the Closing Date.

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6.7.3           Purchaser agrees, in accordance with the provisions of Treasury Regulations Section 54.4980B-9 and any and all applicable Internal Revenue Service guidance concerning same, to offer COBRA continuation health coverage to all “M&A qualified beneficiaries,” as defined in Treasury Regulations Section 54.4980B-9 Q&A - 4, as such regulations apply to the transaction set forth in this Agreement. Purchaser acknowledges and agrees that, subsequent to the Closing Date, it shall be responsible for distributing all necessary COBRA continuation health coverage documentation and forms to the M&A qualified beneficiaries, including timely distribution of a COBRA continuation coverage notice in accordance with the applicable provisions of the Tax Code. Set forth on the Disclosure Statement of Private Information previously provided to Purchaser sets forth, for each employee and each M&A qualified beneficiary, such person’s full name, address, current type of coverage, current monthly premium paid for coverage, and, if on COBRA as of the date of this agreement, (i) the type of initial qualifying event that gave rise to the Sellers’ COBRA obligation, (ii) the date of such qualifying event, and (iii) the date such coverage was otherwise scheduled to end.

6.7.4           Effective as of the Closing Date, Purchaser shall, or shall cause one of its affiliates to, have in effect a defined contribution plan within the meaning of Section 401(k) of the Tax Code (the “Purchaser 401(k) Plan”) providing benefits as soon as reasonably practicable on or after the Closing Date to the Hired Active Employees who participate in the tax-qualified defined contribution retirement plan or plans of Sellers (the “Sellers 401(k) Plan”). Purchaser shall, or shall cause one of its affiliates to, permit Hired Active Employees who have an account balance under Sellers 401(k) Plan to roll over (whether by direct or indirect rollover, as selected by such Hired Active Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Tax Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from Sellers 401(k) Plan to the Purchaser 401(k) Plan.

6.7.5           Sellers shall be responsible for any payment of accrued but unused vacation or paid time off to which any employee of the Sellers is entitled, whether under Applicable Laws or such policies of the Sellers in place prior to the Closing Date (the “Vacation Policy”), as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Purchaser shall assume the accrued but unused vacation or paid time off for the Hired Active Employees to the extent that neither Applicable Laws nor the Vacation Policy requires that such unused vacation or paid time off be paid as a result of the consummation of the transactions contemplated by this Agreement (“Assumed PTO”). The Assumed PTO shall be available for use by the Hired Active Employees in accordance with the Purchasers paid time off and vacation policies (“Purchaser PTO Policies”). The Disclosure Statement of Private Information previously provided to Purchaser sets forth the accrued but unused vacation or paid time off for each of the Active Farm Employees. Notwithstanding the foregoing, after the Assumed PTO for a Hired Active Employee is used by such Hired Active Employee, such Hired Active Employee will accrue paid time off and leave in accordance with the Purchaser PTO Policies as may be modified from time to time. For purposes of determining paid time off or vacation accrual under the Purchaser PTO Policies, the Purchaser shall give each Hired Active Employee credit for service provided to the Seller from the date of his or her most recent hire with the Seller until the date that is immediately prior to the consummation of the transactions contemplated by this Agreement.

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6.7.6           Sellers shall be liable for any claims made or incurred by Active Farm Employees or Active Non-Farm Employees and their beneficiaries through the Closing Date under the Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

6.7.7           No provision in this Agreement, including without limitation this Section 6.7, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Sellers, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan that is or may in the future be maintained by the Purchaser. No provision of this Agreement, including without limitation this Section 6.7, shall be deemed to amend any Benefit Plan that is or may in the future be maintained by the Purchaser.

6.8           ERISA. Purchaser shall not have any responsibility, liability or obligation, whether to Active Farm Employees or Active Non-Farm Employees, former employees, their beneficiaries or to any other person, with respect to any Benefit Plans, practices, programs or arrangements maintained by Sellers and shall have no fiduciary obligations or duties with respect to such Benefit Plans (except with respect to COBRA continuation as described in Section 6.7.3).

6.9           Reasonable Access to Records and Certain Personnel. So long as the Bankruptcy Cases are pending, following the Closing, Purchaser shall provide Sellers and Sellers’ counsel and other professionals employed in the Bankruptcy Cases with reasonable access to all documents and records relating to the Target Assets for the purpose of the continuing administration of the Bankruptcy Cases (including the pursuit of any avoidance, preference or similar actions), which access shall include (a) the right of Sellers’ professionals to copy, at Sellers’ expense, such documents and records as Sellers or Sellers’ may request in furtherance of the purposes described above, and (b) Purchaser’s copying and delivering to Sellers or Sellers’ professionals such documents or records as Sellers or Sellers’ professionals may request, but only to the extent Sellers or Sellers’ professionals furnish Purchaser with reasonably detailed written descriptions of the materials to be so copied and Sellers reimburse Purchaser for the reasonable costs and expenses thereof.

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6.10         Title Insurance; Survey; Related Matters. Purchaser has ordered and Purchaser shall use commercially reasonable efforts to obtain title commitments updating the Existing Owner’s Policies listed on Schedule 4.12.3(a) and updated “as built” surveys of each parcel of Owned Real Property and Ground Leased Real Property updating the Existing Surveys listed on Schedule 4.12.3(b). If (a) the updated title commitments include as exceptions on such report any Encumbrance not listed on Schedule 4.12.3 which such exception could reasonably be expected to interfere materially with the ownership, use, operation or value of such real property or which such exception has been breached, violated or encroached (each a “Title Objection”), or (b) the zoning confirmation letters obtained by Purchaser or updated surveys disclose any (A) (i) discrepancies, conflicts, shortages in area or boundary line disputes affecting such property; (ii) unrecorded easements or claims of easements affecting such property; (iii) encroachments onto or overlapping upon any land adjacent to such property; (iv) violations of the terms of any easement, condition, restriction or covenant binding on such property by reason of improvements or encumbrances on such property; (v) encroachments onto or overlapping upon such property by improvements on any adjacent land; (vi) lack of legal access to public roads sufficient for the use and operation of such property, either by means of direct access onto one or more adjacent public roads or by prior and indefeasible easement appurtenant to such property connecting the same to one or more public roads under an Access/Other Easement; (vii) property located within any flood plain, flood area, wetland or conservation area or property subject to any similar type of restriction for which any permit or license necessary to the use thereof by Sellers has not been obtained and provided to Purchaser; (viii) violations of any applicable Law or legal requirements, including without limitation any applicable height, density, setback, yard, proximity and other requirements under any zoning, subdivision or land use laws or codes by reason of the improvements or encumbrances on such property, or (ix) property subject to any non-conforming use status or special or conditional use permit which condition or conditions shall not allow Purchaser upon Closing to continue to use such property after the Closing in a manner consistent with the current use of such property as of the date hereof; or (B) any other information disclosed that could reasonably be expected to interfere materially with the ownership, use, operation or value of such real property; that in each case is not reflected on the Existing Surveys (each a “Survey Objection”), then, upon the earliest to occur of (x) four (4) Business Days prior to the date established by the Bidding Procedures Order for the Auction and (y) ten (10) Business Days after Purchaser’s receipt of such updated title commitments, zoning confirmation letters, and updated surveys (the “Title Objection Deadline”), Purchaser shall have the right to terminate this Agreement upon written notice to Seller specifying the particular Title Objection(s) or Survey Objection(s) which is/are the basis for such termination pursuant to this Section 6.10, which termination shall be effective three (3) Business Days after Seller’s receipt of such notice from Purchaser; provided, however, if Seller commits in writing to Purchaser within such three (3) Business Day period to cure, at Seller’s cost and to Purchaser’s reasonable satisfaction, such Title Objection(s) or Survey Objection(s), as the case may be, then this Agreement shall not be terminated and such cure shall be a covenant of Sellers and condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement. If Purchaser does not notify Seller of a Title Objection or Survey Objection prior to the Title Objection Deadline, the title exceptions shown in the updated title commitments (excluding (i) standard preprinted exceptions thereon other than the standard preprinted exception for the lien of general property Taxes for the current, as of Closing, tax fiscal year (provided none of such Taxes shall then be due or payable), (ii) exceptions thereon for trust deeds, mortgages, security agreements, UCC filings, mechanics liens, and other liens and security interests, and (iii) exceptions thereon for leases, tenancies and other possessory rights) and the matters shown on the updated surveys shall be Permitted Encumbrances.

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Article 7
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser), prior to or at Closing, of each of the following conditions:

7.1           Conditions Precedent.

7.1.1           HSR and Antitrust Law Filings. If premerger notifications are required under the HSR Act or any other Antitrust Law, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated.

7.1.2           Representations and Warranties. Each of the representations and warranties made herein by Sellers shall be true and correct in all material respects (except for those representations and warranties already qualified by materiality, which shall be true and correct in all respects) as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement.

7.1.3           Performance. Sellers will have materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

7.1.4           Certificate. Purchaser will have received, at the Closing, a certificate of Sellers, signed by an authorized officer of each Seller, stating that the preconditions specified in Sections 7.1.2 and 7.1.3 above have been satisfied or waived.

7.1.5           No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

7.1.6           No Violation of Applicable Law. No provision of any applicable Law shall prohibit the consummation of the Closing.

7.1.7           No Termination. This Agreement shall not have been terminated pursuant to Article 10.

7.1.8           Sellers’ Deliveries. The Purchaser shall have received the deliveries of Sellers set forth in Section 9.2.

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7.1.9           No Pending Action. Other than actions or proceedings that are stayed by operation of Section 362(a) of the Bankruptcy Code or resolved by the Bankruptcy Court in the Sale Order, (i) there shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Authority, and (ii) there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Authority, in either case (A) challenging or seeking to make illegal, to delay materially, directly or indirectly, to restrain or prohibit the consummation of the transactions contemplated by this Agreement, seeking to obtain material damages or imposing any material adverse conditions in connection therewith, directly or indirectly relating to the transactions contemplated by this Agreement, (B) seeking to restrain, prohibit or delay in any material respect the exercise of full rights of ownership or operation by the Purchaser or its Affiliates of all or any portion of the Target Business or Target Assets, or to compel the Purchaser or any of its Affiliates to dispose of or hold separate all or any portion of the Target Business or Target Assets or any of the businesses or assets of the Purchaser or any of its Affiliates, (C) seeking to impose or confirm material limitations on the ability of the Purchaser or any of its Affiliates to exercise full rights of the ownership of the Target Assets or Assumed Liabilities, (D) seeking to require divestiture by the Purchaser or any of its Affiliates of any assets of Sellers, or (E) that otherwise would reasonably be expected to have a Material Adverse Effect.

7.2           Court Approval Required.

7.2.1           Sale Order. A “Sale Order” is an order of the Bankruptcy Court, acceptable to Sellers and Purchaser, entered pursuant to sections 105, 363, and 365 of the Bankruptcy Code (i) approving this Agreement and the transactions contemplated hereby; (ii) approving the sale and transfer of the Target Assets to Purchaser free and clear of all liens, claims and interests, pursuant to section 363(f) of the Bankruptcy Code, (iii) approving the assumption and assignment to Purchaser of the Assigned Contracts and establishing the Cure Amounts; (iv) finding that Purchaser is a good-faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code; (v) finding that due and adequate notice of the Sale Motion and the Assignment Motion and an opportunity to be heard were provided to all Persons entitled thereto, including but not limited to federal, state and local taxing and regulatory authorities; (vi) confirming that Purchaser is acquiring the Target Assets free and clear of all liabilities, other than the Assumed Liabilities; and (vii) providing that the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure.

7.2.2           Orders. The Bankruptcy Court shall have entered the Sale Order, the Bidding Procedures Order, and the Assignment Order and each such Order shall have become a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto from consummating the transactions contemplated herein if Purchaser, in its sole discretion, agrees to waive the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Sellers, it being the intention of the parties that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the equitable mootness doctrine and any similar statute or body of Law if the Closing occurs in the absence of the Sale Order becoming a Final Order.

7.2.3           No Injunctions. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Applicable Law passed by a Governmental Authority to the effect that the Closing may not be consummated.

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7.3           Consents to the Transactions. All necessary and material consents, waivers, and agreements to the consummation of the Acquisition contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement will have been obtained by Sellers and delivered to Purchaser; provided, however, that Seller shall not be required to obtain any consent, waiver, or agreement to the consummation of the Acquisition to the extent the Sale Order provides that such consent, waiver, or agreement is not required or otherwise as contemplated by Section 6.4.4.

7.4           Required Permits. Purchaser shall have obtained from Governmental Authorities valid and enforceable consents and permits set forth on Schedule 7.4 or Purchaser shall be reasonably satisfied that Purchaser can obtain the same immediately upon or within a reasonable time after the Closing.

7.5           Title Insurance. Purchaser shall have obtained, after payment of normal premiums by Purchaser, owner’s policies of title insurance issued by the title insurance company selected by Purchaser with respect to the Owned Real Property and the Ground Leased Real Property in favor of Purchaser insuring fee simple title to the Owned Real Property and a leasehold interest and purchase option with respect to the Ground Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, pursuant to and in accordance with the title commitments obtained by Purchaser prior to Closing, and endorsed to list the Waste Easements and Access/Other Easements as appurtenant easements and further endorsed to reflect the coverage amounts directed in writing by Purchaser concurrently with or prior to Closing, containing such endorsements as Purchaser may reasonably request, including, without limitation, an access endorsement insuring that the Owned Real Property and Ground Leased Real Property insured by such policy of title insurance has legal access to public roads sufficient for the use and operation of such property, either by means of direct access onto one or more adjacent public roads or by prior and indefeasible easement appurtenant to such property connecting the same to one or more public roads under an Access/Other Easement, and a same-as-survey endorsement insuring that the Owned Real Property and Ground Leased Real Property insured by such policy of title insurance is the same as that which is depicted on the applicable survey of such Owned Real Property or Ground Leased Real Property, as applicable. Such policies of title insurance shall include descriptions of the Owned Real Property and Ground Leased Real Property insured by such policy identical to those set forth on Schedule 4.12.1 and Schedule 4.12.2, respectively, attached hereto.

7.6           Surveys. Purchaser shall have received “as built” surveys of each parcel of Owned Real Property and Ground Leased Real Property which survey shall depict the locations and boundaries of such Owned Real Property and Ground Leased Real Property, shall verify the applicable legal description set forth on Schedule 4.12.1 and Schedule 4.12.2, respectively, attached hereto, shall show the accurate sizes and locations of all buildings, structures and other improvements on such properties (not including, however, movable structures and fixtures) and identify all easements, rights-of-way and covenants affecting such properties, access to public roads either by means of direct access or by prior and indefeasible easement appurtenant to such property connecting the same to one or more public roads under an Access/Other Easement, and utility availability through dedicated recorded easements or public rights-of-way, shall reveal no Encumbrances on such Owned Real Property and Ground Leased Real Property other than Permitted Encumbrances, shall identify what portion of the Owned Real Property or Ground Leased Real Property, if any, is located in a special flood hazard area, shall be prepared by a surveyor licensed in the State in which the Property is located, shall be accompanied by an ALTA Minimum Survey Standards Certificate, and shall be certified to Purchaser, the title company issuing the policies of title insurance referenced in Section 6.10 hereof, and such other persons as Purchaser may direct.

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7.7           Real Property Contracts. Sellers shall have delivered to Purchaser true, accurate and complete copies of all material documents in effect (other than copies of applicable Laws) which may be binding on Purchaser after the Closing with regard to any portion of the Real Property, with all exhibits, amendments, supplements and other modifications thereto.

7.8           Cure of Title or Survey Objections. Sellers shall have cured, in all respects, any Title Objections or Survey Objections which Sellers have committed to cure in writing pursuant to Section 6.10.

7.9           Ground Lease Extension. Sellers shall have delivered to Purchaser an extension of the Ground Lease executed by the fee owners of the Ground Leased Real Property, Rex G. Barlow and Sharon K. Barlow, as lessor, and Heritage Farms, LLC, as tenant, extending the term of the Ground Lease for an additional period of five years after the date of Closing, with only such other modifications or amendments to the Ground Lease as may be approved by Purchaser in its sole discretion.

7.10         Closure Plan for Truckwash Pond. With respect to the Feedmill Facility at 347 Shore Drive, Creswell, North Carolina, Sellers shall have completed closure of the truckwash pond in accordance with the final Closure Plan for Truckwash Pond prepared in 2013, and in accordance with all applicable Laws, and shall have completed any additional work required by applicable Law or any Government Authority in order to achieve closure of the truckwash pond that satisfies all requirements under applicable Law.

Article 8
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.

Each and every obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers), prior to or at Closing, of each of the following conditions:

8.1           HSR and Antitrust Law Filings. If premerger notifications are required under the HSR Act or any other Antirust Law, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated.

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8.2           Representations and Warranties; Performance. Each of the representations and warranties made herein by Purchaser shall be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; Purchaser will have materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Sellers will have received, at the Closing, a certificate of Purchaser, signed by an authorized officer of Purchaser, stating that each of the representations and warranties made herein by Purchaser is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Purchaser has materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

8.3           Orders. The Bankruptcy Court shall have entered the Sale Order, the Bidding Procedures Order and the Assignment Order, and such Orders shall not have been reversed, modified, amended or stayed.

8.4           Purchaser’s Deliveries. Sellers shall have received the deliveries of the Purchaser set forth in Section 9.3.

8.5           No Termination. This Agreement shall not have been terminated pursuant to Article 10.

8.6           No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law that is in effect on the Closing Date and which prohibits consummation of the Closing.

Article 9
CLOSING.

9.1           Time, Place and Manner of Closing. Unless this Agreement has been terminated according to Article 10 hereof, and provided that the conditions to the Closing set forth in Article 7 and Article 8 are satisfied or waived, the closing of the transactions contemplated by this Agreement (the “Closing”) will be held at the offices of Sellers’ counsel in New York, New York, at 10:00 a.m. prevailing local time on the fifth (5th) Business Day after the satisfaction or waiver of all the conditions set forth in Article 7 and Article 8 (or as soon thereafter as practicable after the satisfaction or waiver of all such conditions), other than conditions that, by their nature, will be satisfied at the Closing, but in any event not later than September 30, 2013, (“Closing Date”). At the Closing, the parties to this Agreement will exchange certificates and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. At the Closing, Sellers will deliver to Purchaser such bills of sale, assignments, deeds, consents, endorsements, drafts or other instruments as are necessary or appropriate to vest in Purchaser title to the Target Assets in accordance with the terms of this Agreement. After the Closing, Sellers will use commercially reasonable efforts to execute, deliver, and acknowledge all such further instruments of transfer and conveyance and will perform all such other acts as Purchaser may reasonably request to effectuate the transfer of the Target Assets to Purchaser

9.2           Closing Deliveries of Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

9.2.1           a bill of sale, for the Target Assets, duly executed by Sellers;

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9.2.2           an assignment and assumption agreement for the Assigned Contracts and the Assumed Liabilities, duly executed by Sellers;

9.2.3           the Transition Services Agreement, duly executed by Sellers;

9.2.4           all material consents and approvals relating to Sellers required to be obtained as a result of the transactions that are the subject of this Agreement, including, without limitation, such material consents and approvals from third party licensors or from any Governmental Authority; provided, however, that Sellers shall not be required to obtain any such consent or approval to the extent the Sale Order provides that such consent or approval is not required or as contemplated by Section 6.4.4;

9.2.5           a copy, certified by an authorized officer of each Seller to be true, complete and correct as of the Closing Date, of the resolutions of such Seller, authorizing and approving the transactions contemplated hereby;

9.2.6           the certificate required by Section 7.1.4, duly executed by officers of each of the Sellers;

9.2.7           a Tax clearance certificate from North Carolina, Iowa and Colorado dated no more than 30 days prior to Closing; provided, however, that Sellers shall not be required to obtain any such Tax clearance certificate to the extent the Sale Order provides that such Tax clearance certificate is not required;

9.2.8           a properly completed and executed IRS Form W-9 from each Seller (provided Purchaser’s sole remedy for failure to provide such forms shall be withholding the amounts required to be withheld in accordance with applicable Law);

9.2.9           a non-foreign affidavit from each Seller, dated as of the Closing Date, issued pursuant to Section 1445 of the Tax Code and the Treasury regulations promulgated thereunder, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Tax Code (provided Purchaser’s sole remedy for failure to provide such forms shall be withholding the amounts required to be withheld in accordance with applicable Law);

9.2.10         the written release of all Encumbrances (other than Permitted Encumbrances and Encumbrances otherwise eliminated by the Sale Order) relating to the Target Assets, executed by the holder of or parties to each such Encumbrances, in form and substance satisfactory to Purchaser and its counsel;

9.2.11         for all Owned Real Property listed on Schedule 4.12.1, a special or limited warranty deed in form prepared by Purchaser and reasonably satisfactory to Sellers that conveys title to the Owned Real Property to Purchaser free and clear of all Encumbrances, except for Permitted Encumbrances, and such other usual and customary instruments of conveyance, assignments, certificates, affidavits, transfer forms, and other documents as may be necessary to effect the conveyance of the Owned Real Property to Purchaser;

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9.2.12         such usual and customary indemnities and affidavits commonly delivered in transactions involving the sale of real property pursuant to Bankruptcy Court Order in which title insurance is purchased as may be requested by the title company in connection with the issuance of title insurance policies in favor of Purchaser, including, without limitation, such indemnities, affidavits and other evidence as may be reasonably required to remove as exceptions to such title insurance policies (i) standard preprinted exceptions other than the standard preprinted exception for the lien of general property Taxes for the current, as of Closing, tax fiscal year (provided none of such Taxes shall then be due or payable), (ii) exceptions for trust deeds, mortgages, security agreements, UCC filings, mechanics liens, and other liens and security interests and (iii) exceptions for leases, tenancies and other possessory rights;

9.2.13         for all Real Property subject to Real Property Leases, assignments of the Real Property Leases in form prepared by Purchaser and reasonably satisfactory to Sellers;

9.2.14         for all Real Property subject to Waste Easements and Access/Other Easements, consents, acknowledgments or assignments executed by the record holders of title burdened by such appurtenant easements to the extent necessary to transfer to and to vest in Purchaser the benefits of such appurtenant easements, including Waste Easements and the Access/Other Easements, provided, however, that Sellers shall not be required to obtain any such record holder of title consent, acknowledgment, or assignment to the extent the Sale Order or Assignment Order expressly renders such consent, acknowledgement, or assignment unnecessary; and

9.2.15         a weaned pig agreement relating to the Excluded Business, in substantially the form attached hereto as Exhibit C (the “Weaned Pig Agreement”), duly executed by AgFeed.

9.3           Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

9.3.1           the Transition Services Agreement, duly executed by Purchaser; and

9.3.2           the Closing Payment.

9.4           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording chargers and other fees and chargers (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be payable one-half by Purchaser and one-half by Sellers. Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, the Purchaser will join in the execution of any such Tax Returns and other documentation. Purchaser and Sellers agree to use their best efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

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9.5           Proration of Taxes and Charges. In the case of any real or personal property Taxes or similar ad valorem Taxes attributable to the Target Assets for which Taxes are reported on a Tax Return covering a period commencing on or before the Closing Date and ending after the Closing Date (“Straddle Tax Period”), any such Straddle Tax Period Taxes shall be prorated between Sellers and Purchaser on a per diem basis. Sellers shall be responsible for the amount apportioned to periods on or before the Closing Date and Purchaser shall be responsible for the amount apportioned to periods after the Closing Date. The party required by Law to pay any such Straddle Period Taxes (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other party (the “Non-Paying Party”) with proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by Law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time prescribed by Law.

9.5.1           Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Purchaser and Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.5.

9.6           Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. Regardless of when the last act, delivery, or confirmation of the Closing shall take place, however, the transfer of the Target Assets shall be deemed to occur as of the start of business at the principal office of AgFeed on the date of the Closing (the “Effective Time”).

Article 10
TERMINATION OF AGREEMENT.

10.1         Termination Events. Subject to Section 10.2 of this Agreement, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

10.1.1           by mutual consent of Purchaser and Sellers;

10.1.2           by Purchaser or Sellers, upon Sellers entering into an agreement providing for an Alternative Transaction, provided that any termination pursuant to this Section 10.1.2 shall not become effective until Sellers fulfill their obligation to pay any Break-Up Fee and Expense Reimbursement payable pursuant to Section 10.2.

10.1.3           by Purchaser or Sellers in the event the Closing has not occurred (other than through failure of any party seeking to terminate this Agreement to have complied fully with its obligations under this Agreement) on or before September 30, 2013;

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10.1.4           by Sellers if, incident to the Bidding Procedures Order, Sellers accept and close on a competing bid for the purchase of all or part of the Target Assets, provided that any termination pursuant to this Section 10.1.4 shall not become effective until Sellers fulfill their obligation to pay any Break-Up Fee and Expense Reimbursement payable pursuant to Section 10.2;

10.1.5           by Purchaser if any of Sellers’ Bankruptcy Cases is dismissed or converted to one under Chapter 7 of the Bankruptcy Code, if a trustee or an examiner with expanded powers is appointed in any of the Bankruptcy Cases, or if a motion for relief from the automatic stay is granted with respect to a material portion of the Target Assets;

10.1.6           by the non-breaching party upon a material breach of any provision of this Agreement provided that such breach has not been waived by the non-breaching party and has continued after notice to the breaching party by the non-breaching party without cure for a period of ten (10) Business Days;

10.1.7           by Purchaser if satisfaction of any condition in Article 7 hereof on or before September 30, 2013, or such later date as the parties may agree upon, becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) or by Sellers if satisfaction of any condition in Article 8 hereof on or before September 30, 2013 becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement); or

10.1.8           by Purchaser pursuant to Section 6.10.

10.2         Break-Up Fee; Expense Reimbursement.

10.2.1           Break-Up Fee. If this Agreement is terminated pursuant to Section 10.1, other than by (1) mutual consent of the parties under Section 10.1.1, (2) by Sellers pursuant to Section 10.1.6 as a result of Purchaser’s breach of this Agreement, (3) by Purchaser as a result of the failure of any one or more of the conditions set forth in Section 7.1.1, (4) by Purchaser pursuant to Section 10.1.3, (5) by Purchaser pursuant to Section 10.1.8 or (6) by Purchaser pursuant to Section 10.1.6 solely by reason of a breach of the representations and warranties in Section 4.4(b)(ii) or (c)(ii) or Section 4.12.3(v) or (vi), then Purchaser shall be entitled to receive the Break-Up Fee as provided in Section 6.4.3.5.

10.2.2           Expense Reimbursement. If this Agreement is terminated pursuant to Section 10.1, other than by (1) mutual consent of the parties under Section 10.1.1, (2) by Sellers pursuant to Section 10.1.6 as a result of Purchaser’s breach of this Agreement, or (3) by Purchaser as a result of the failure of any one or more of the conditions set forth in Section 7.1.1, then Purchaser shall be entitled to receive the Expense Reimbursement, with such amount being payable on or before the tenth (10th) Business Day after such termination.

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10.2.3           Priority and Effect of Payment. The Break-Up Fee and the Expense Reimbursement shall be entitled to administrative priority under Section 503(b)(1)(A) of the Bankruptcy Code. The obligation to pay in full in cash when due any amount owed by any Seller to Purchaser under this Agreement, including the Break-Up Fee and the Expense Reimbursement, shall not be discharged, modified or otherwise affected by any plan of reorganization or liquidation for Sellers or by any other Order of the Bankruptcy Court. In addition, the Bidding Procedures Order shall provide that the Break-Up Fee and the Expense Reimbursement shall be entitled to a first priority priming lien on the proceeds of the Alternative Transaction until such Break-Up Fee and Expense Reimbursement are paid in full. Notwithstanding anything to the contrary contained in this Agreement, upon payment of the Break-Up Fee and the Expense Reimbursement in accordance with this Agreement, Sellers and their Affiliates shall be fully released and discharged from any liability under or resulting from this Agreement and, neither Purchaser nor any other Person shall have any other remedy or cause of action under or relating to this Agreement, including for reimbursement of expenses.

10.2.4           Exception. Notwithstanding the prior provisions of this Section 10.2, if (i) Purchaser submits a bid at the Auction in an amount in excess of the Purchase Price set forth in this Agreement and is designated as the “Next Highest Bidder” in accordance with the Bidding Procedures Order; and (ii) Purchaser closes on the terms of the bid submitted by Purchaser at the Auction as a result of a failure to close on the Alternative Transaction designated as the winning bid at the Auction, then Sellers shall have no obligation to pay, and Purchaser shall not be entitled to receive, the Expense Reimbursement or Break-Up Fee.

10.3         Effect of Termination. Each party’s right of termination according to Section 10.1 of this Agreement is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies. If this Agreement is terminated according to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 10.3 will survive the termination of this Agreement and will remain in full force and effect, (ii) the obligation of Sellers to pay the Break-Up Fee and Expense Reimbursement pursuant to Section 10.2 will survive the termination of this Agreement and will remain in full force and effect (iii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination.

10.4         Termination Procedure. Any party desiring to exercise its right to terminate this Agreement shall deliver to the other party notice of termination in accordance with Section 13.6, stating with a reasonable degree of specificity the reason relied upon for such termination.

Article 11
FURTHER ASSURANCES.

11.1         Separate Agreements Executed in Connection with Closing. The parties shall abide by, and otherwise perform under the terms and conditions of each and every agreement deemed executed and delivered contemporaneously with the Closing.

11.2         Cooperation of the Parties After Closing. Upon the request of any party hereto after the Closing, any other party will use commercially reasonable efforts to (i) take all action, (ii) execute all documents and instruments, and (iii) provide any supplemental information and further assurances necessary or desirable to consummate and give effect to the transactions contemplated by this Agreement.

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11.3         Payroll. Purchaser will furnish to Sellers such payroll and employee information as Sellers may reasonably require in connection with the preparation or examination of payroll Tax Returns, workers’ compensation reports and audits, and qualified plan administration records.

Article 12
DEFINITIONS.

“Access/Other Easement” has the meaning set forth in Section 1.1.5.

“Acquisition” has the meaning set forth in the recitals of this Agreement.

“Action” has the meaning set forth in Section 4.4.

“Active Farm Employees” has the meaning set forth in Section 6.6.1.

“Active Non-Farm Employees” has the meaning set forth in Section 6.6.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“AgFeed” has the meaning set forth in the preamble of this Agreement.

“Allocable Consideration” has the meaning set forth in Section 2.4.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Alternative Transaction” has the meaning set forth in Section 6.4.3.5 of this Agreement.

“Antitrust Division” has the meaning set forth in Section 6.2.5.2 of this Agreement.

“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as modified by Section 363(b)(2) of the Bankruptcy Code and, as amended, the Federal Trade Commission Act, as amended, and any other United States or foreign or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Assigned Contracts” has the meaning set forth in Section 1.3 of this Agreement.

“Assignment Motion” has the meaning set forth in Section 6.4.4 of this Agreement.

“Assignment Order” has the meaning set forth in Section 6.4.4 of this Agreement.

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“Assumed Cure Amounts” has the meaning set forth in Section 1.3 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.2.1 of this Agreement.

“Assumed PTO” has the meaning set forth in Section 6.7.5.

“Auction” has the meaning set forth in Section 6.4.3.2 of this Agreement.

“Auditor” has the meaning set forth in Section 2.3.2 of this Agreement.

“Balance Sheet” has the meaning set forth in Section 4.21.1 of this Agreement.

“Bankruptcy Cases” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Estates” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Orders” has the meaning set forth in Section 6.4.6 of this Agreement.

“Base Net Working Capital Amount” means an amount equal to $73,798,112.

“Base Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Benefit Plan(s)” has the meaning set forth in Section 4.10.

“Bid Deadline” has the meaning set forth in Section 6.4.3.3 of this Agreement.

“Bidding Procedures Hearing” has the meaning set forth in Section 6.4.3 of this Agreement.

“Bidding Procedures Order” has the meaning set forth in Section 6.4.3 of this Agreement.

“Break-Up Fee” has the meaning set forth in Section 6.4.3.5 of this Agreement.

“Business Day” means any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in New York, New York.

“Cash Deposit” has the meaning set forth in Section 2.2.1 of this Agreement.

“Closing” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Net Working Capital” has the meaning set forth in Section 2.3.2.

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“Closing Payment” has the meaning set forth in Section 2.2.2.

“Closing Statement” has the meaning set forth in Section 2.3.2.

“COBRA” means health care continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985.

“Contract” means any written or oral contract, agreement, commitment, purchase order, license, lease, release, consent, indenture, or evidence of indebtedness.

“Cure Amounts” has the meaning set forth in Section 1.3.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.2.1 of this Agreement.

“Deposit Escrow Agent” has the meaning set forth in Section 2.2.1 of this Agreement.

“Disclosure Statement of Private Information” means the disclosure statement dated July 15, 2013, delivered by Sellers to Purchaser.

“Effective Time” has the meaning set forth in Section 9.6 of this Agreement.

“Encumbrance” means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, use restriction, or other encumbrance, option or defect in title of every type and description, whether imposed by law, agreement, understanding or otherwise, including, without limitation, all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code.

“Environmental Laws” means all Laws relating to pollution or protection of health, safety, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or release of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other analogous federal, national, foreign, international, state, provincial and local statutes.

“ERISA” has the meaning set forth in Section 4.10 of this Agreement.

“ERISA Affiliate” has the meaning set forth in Section 4.10.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.1.

“Estimated Net Working Capital” has the meaning set forth in Section 2.3.1.

“Excluded Assets” has the meaning set forth in Section 3.1 of this Agreement.

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“Excluded Business” means Sellers’ operations in the State of Oklahoma.

“Excluded Liabilities” has the meaning set forth in Section 1.2.2.

“Existing Owner’s Policies” has the meaning set forth in Section 4.12.3.

“Existing Surveys” has the meaning set forth in Section 4.12.3.

“Expense Reimbursement” has the meaning set forth in Section 6.4.3.5 of this Agreement.

“Final Order” means an order of the Bankruptcy Court, the operation or effect of which has not been stayed, and which is not subject to any pending appeal, request for leave to appeal or request for reconsideration and as to which the time for any such appeal, request for leave to appeal or request for reconsideration has expired.

“Financial Statements” has the meaning set forth in Section 4.21.1.

“FTC” has the meaning set forth in Section 6.4.2.2 of this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any United States or foreign federal, state or local government, including any governmental authority (including any bilateral or multilateral governmental authority), agency, branch, department, board, commission or instrumentality of such government or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, and shall include the Bankruptcy Court.

“Ground Lease” means that certain Ground Lease dated August 2, 2002, by and between Rex G. Barlow and Sharon K. Barlow, as lessor, and Heritage Farms, LLC (by assignment from SBT Land, LLC dated August 2, 2002), as lessee, as amended by that certain Addendum to Ground Lease dated August 2, 2002, and as further amended by that certain First Amendment to Ground Lease dated August 27, 2009.

“Ground Leased Real Property” means the Real Property leased pursuant to the Ground Lease.

“Hazardous Material” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to, or otherwise listed or regulated pursuant to, any applicable Environmental Law.

“Highest and Best Bid” has the meaning set forth in Section 6.4.3.8 of this Agreement.

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“Hired Active Employees” has the meaning set forth in Section 6.6.2 of this Agreement.

“HSR Act” has the meaning set forth in Section 6.2.5.1 of this Agreement.

“Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money, whether current or funded, secured or unsecured including, without limitation, all indebtedness outstanding pursuant to that certain Credit Agreement of AgFeed and the other borrowers party thereto with Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA as lenders, dated as of June 6, 2006, (ii) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP (as hereinafter defined); (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to any Seller, which have been endorsed by a Seller for collection in the Ordinary Course of Business); (iv) all amounts drawn under outstanding letters of credit; (v) all interest rate swap, derivative or similar arrangements; (vi) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and checks payable to any Seller which have been endorsed by any Seller for collection in the Ordinary Course of Business); (vii) guaranties securing indebtedness for borrowed money; (viii) all deferred compensation obligations, including (A) all payment obligations under any non-qualified deferred compensation plan of Sellers and (B) any underfunded pension or post-retirement liabilities of Sellers; (ix) all costs and obligations incurred in connection with a change of control of Sellers or the sale of the Target Business; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by Sellers (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (xi) all obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such mortgage or Encumbrance; (xii) all obligations secured by Encumbrances on property acquired by any Seller, whether or not such obligations were assumed by a Seller at the time of acquisition of such property; (xiii) all obligations in respect of dividends, distributions or similar payments payable to members; (xiv) all obligations of a type referred to in clauses (x)-(xiii) which is directly or indirectly guaranteed by a Seller or which any Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (xv) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and Taxes associated with the payment of any such amount, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

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“Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) trade secrets, confidential information and know-how; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (ix) all rights to any of the foregoing provided in international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Interim Financials” has the meaning set forth in Section 4.21.1.

“Inventory” means all livestock (including unborn, suckling, nursery, grower and finishing pigs and all breeding stock), genetic lines and any associated biological materials, all inventories of feeds (including pre-purchased grain and feed ingredients), injectable and other treatments and similar materials, propane, maintenance supplies, replacement parts and disposable supplies, and any other raw materials, work-in-progress and finished goods, wherever located (including items in transit) owned by Sellers and used in the operation of the Target Business as presently conducted.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual or constructive knowledge of the following individuals (after due inquiry): K. Ivan F. Gothner, Gerard Daignault, Keith Maib, Steve Price and Andrew Forbes.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, treaty, convention, decree, order, judgment, injunction, directive, technical standard or other requirement enacted, promulgated, issued, entered or enforced by a Governmental Authority.

“Licenses” means all licenses, permits, consents, registrations, certificates and other governmental or regulatory permits, authorizations, approvals or agreements issued by or with any Governmental Authority that regulates, licenses or otherwise has or asserts jurisdiction over the Target Business, the Real Property included as part of the Target Assets, or Sellers and used in the operation of the Target Business as presently conducted.

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“Material Adverse Effect” means (a) any event, change, or matter in respect of the Target Business that, individually or in the aggregate, results in or would be reasonably expected to result in a material adverse effect on the results of operations, assets or condition (financial or otherwise) or liabilities of the Target Business or any Seller, excluding any such event, change or matter to the extent resulting from or arising in connection with the filing of the Bankruptcy Cases; or (b) any event, condition or matter that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or prevents, materially delays or materially impedes the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder. For purposes of determining whether any event, change or matter constitutes a “Material Adverse Effect” under this definition, the parties agree that the analysis of materiality shall not be limited to a long term perspective.

“Material Permits” has the meaning set forth in Section 4.7.2.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA section 3(37)(A).

“Net Working Capital” means the difference between the current assets (excluding any deferred Tax assets) and current liabilities (excluding any deferred Tax liabilities) constituting a portion of the Target Assets, as more fully defined and calculated in accordance with Exhibit A to this Agreement.

“Net Working Capital Estimated Adjustment” has the meaning set forth in Section 2.3.1 of this Agreement.

“Next Highest Bid” has the meaning set forth in Section 6.4.3.10.

“Next Highest Bidder” has the meaning set forth in Section 10.2.4.

“Non-Active Farm Employees” has the meaning set forth in Section 6.6.1 to this Agreement.

“Non-Paying Party” has the meaning set forth in Section 9.5.

“Order” has the meaning set forth in Section 4.4.

“Ordinary Course of Business” means, subject to any limitations imposed as a result of the filing of the Bankruptcy Cases, only the ordinary course of business engaged in by Sellers, consistent with past practices.

“Owned Real Property” has the meaning set forth in Section 4.12.1.

“Paying Party” has the meaning set forth in Section 9.5.

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“Permitted Encumbrances” means (a) all Encumbrances that are disclosed on Schedule 12 and not otherwise eliminated by the Sale Order, (b) liens relating to Taxes that are not yet due and payable as of the Closing, (c) mechanic’s, materialmen’s, repairmen’s and other statutory liens arising in the Ordinary Course of Business and securing obligations incurred prior to Closing for amounts owed but not yet delinquent, for which Sellers are and will remain responsible for payment and removal of such liens at or after Closing, (d) those title exceptions set forth on title commitments for the Owned Real Property (excluding (i) standard preprinted exceptions thereon other than the standard preprinted exception for the lien of general property Taxes for the current, as of Closing, tax fiscal year (provided none of such Taxes shall then be due or payable), (ii) exceptions thereon for trust deeds, mortgages, security agreements, UCC filings, mechanics liens, and other liens and security interests, and (iii) exceptions thereon for leases, tenancies and other possessory rights) that, in each case that do not, and will not, interfere materially with the ownership, use, operation or value of such properties individually or in the aggregate and that have not been breached, violated or encroached, (e) in the case of Real Property, the provisions of any Applicable Law (including but not limited to zoning, entitlement, building and other land use regulations) regulating the use or occupancy of the Real Property or the activities conducted thereon, none of which interfere with the use of the Real Property as currently utilized, (f) the exceptions to title listed on Schedule 4.12.3, (g) any Title Objection or Survey Objection (i) not asserted by Purchaser in writing to Sellers on or before the Title Objection Deadline or (ii) asserted and subsequently waived by Purchaser, and (h) the rights of customers of Sellers with respect to Inventory under orders or contracts entered into by Sellers in the Ordinary Course of Business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations and Governmental Authorities, whether or not legal entities.

“Petition Date” has the meaning set forth in Section 6.4.1 of this Agreement.

“Petition for Relief” has the meaning set forth in Section 6.4.1 of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.7.4.

“Purchaser PTO Policies” has the meaning set forth in Section 6.7.5.

“Qualifying Bid” has the meaning set forth in Section 6.4.3.8 of this Agreement.

“Real Property” has the meaning set forth in Section 1.1.5 of this Agreement.

“Real Property Leases” has the meaning set forth in Section 4.12.2.

“Sale Hearing” has the meaning set forth in Section 6.4.2.1 of this Agreement.

“Sale Motion” has the meaning set forth in Section 6.4.2.1 of this Agreement.

“Sale Order” has the meaning set forth in Section 7.2.1 of this Agreement.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Sellers 401(k) Plan” has the meaning set forth in Section 6.7.4.

“Specifically Excluded Liabilities” has the meaning set forth in Section 1.2.3.

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“Straddle Tax Period” has the meaning set forth in Section 9.5.

“Survey Objection” has the meaning set forth in Section 6.10.

“Target Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Target Business” has the meaning set forth in the recitals of this Agreement.

“Tax” and “Taxes” means all taxes, charges, fees, levies, duties or other like assessments, including without limitation, all federal, state, local, or foreign (or any governmental unit, agency, or political subdivision of any of the foregoing) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, unclaimed property, ad valorem, value added, alternative or add-on minimum, estimated, or any other governmental charges of any kind whatsoever (but excluding any water, sewer, or utility charges), including any interest, penalty, or addition thereto, whether disputed or not for and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including by reason of transferee or successor liability, the application of Treasury Regulation section 1.1502-6, by Contract or otherwise.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Tax Return” means all returns, reports, certificates, audit reports, estimates, claims for refund, information statements, elections, statements of foreign bank and financial accounts and other returns and documents relating to or required to be filed in connection with any Taxes (whether or not a payment is required to be made with respect to such filing), including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

“Title Objection” has the meaning set forth in Section 6.10.

“Title Objection Deadline” has the meaning set forth in Section 6.10.

“Transition Services Agreement” has the meaning set forth in Section 6.5.

“Vacation Policy” has the meaning set forth in Section 6.7.5 of this Agreement.

“WARN Laws” has the meaning set forth in Section 6.6.3 of this Agreement.

“Waste Easements” has the meaning set forth in Section 1.1.5 of this Agreement.

“Weaned Pig Agreement” has the meaning set forth in Section 9.2.15.

“Year End Financial Statements” has the meaning set forth in Section 4.21.1.

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Article 13
MISCELLANEOUS PROVISIONS.

13.1         Nature and Survival of Representations and Warranties. The parties hereto agree that the representations and warranties of the parties contained in this Agreement and in any certificate delivered pursuant hereto by any party shall not survive the Closing.

13.2         Exhibits and Schedules. The Exhibits and Schedules (and any supplements thereto) referred to in this Agreement are a part of this Agreement as if fully set forth herein. All references to this Agreement shall be deemed to include such Exhibits and Schedules, unless the context otherwise requires.

13.3         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided that Purchaser may assign some or all of its rights hereunder to one or more subsidiaries formed by it prior to Closing, provided that Purchaser remains liable for its obligations hereunder. Notwithstanding anything to the contrary in the Bankruptcy Code, Sellers may not assign the Weaned Pig Agreement, the Feed Mill Agreement (as referenced in the Transition Services Agreement) or Genetics Agreement (as referenced in the Transition Services Agreement), to any Person without the express written consent of Purchaser, which consent shall not be unreasonably withheld. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

13.4         Governing Law and Jurisdiction.

13.4.1            The construction, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware without regard to any conflicts of laws principles thereof.

13.4.2            The parties agree that the Bankruptcy Court shall retain exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or the implementation or breach hereof.

13.5         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.6         Notices. All notices, requests, demands and other communications under this Agreement shall be made in writing and will be deemed to have been duly given (i) when hand delivered (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of receipt), provided that a copy thereof is sent by another method provided hereunder; or (iii) when received by the addressee, if sent by United States Certified Mail, Return Receipt Requested, postage prepaid, or by nationally recognized express delivery service guaranteeing next Business Day delivery, in each case to the appropriate address(es) and/or facsimile number(s) set forth below (or to such other address and facsimile number as a party may hereafter designate by notice to the other parties):

54

If intended for Sellers:

c/o AgFeed Industries, Inc.

100 Bluegrass Commons Blvd.

Suite 310

Hendersonville, Tennessee

Attention: Chief Executive Officer

Facsimile: (866) 226-7617 and (248) 258-6913

and:

Mackinac Partners

180 High Oak

Suite 100

Bloomfield Hills, MI 48304

Attention: Keith Maib, Chief Restructuring Officer

Facsimile: (248) 258-6913

with a copy (that will not constitute notice) to:

Foley & Lardner LLP

90 Park Avenue

New York, New York 10016-1314

Attention: Selig Sacks

Facsimile: (212) 687-2329

and:

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attention: Robert Brady

Facsimile: (302) 576-3283

If intended for Purchaser:

The Maschhoffs, LLC

7475 State Route 127

Carlyle, IL 62231

Attention: Steve Fray

Facsimile: (866) 267-4412

55

with a copy (that will not constitute notice) to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63130

Attention: Steven M. Baumer

Facsimile: (314) 552-8554

13.7         Public Announcements; Confidentiality.

13.7.1           Any public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with Sellers or Purchaser, or similar publicity with respect to this Agreement or any of the transactions contemplated hereby, will be issued at such time, in such manner, and containing such content as Sellers and Purchaser mutually determine.

13.7.2           Sellers shall maintain, and shall cause their Affiliates to maintain, in confidence, any information it or they may have in relation to the Target Business or the Target Assets, and such information shall not be disclosed or used by Sellers or their Affiliates without Purchaser’s prior written consent, unless such information is (i) otherwise publicly available or (ii) required to be disclosed pursuant to judicial order, regulation or law (including pursuant to any order of the Bankruptcy Court or the Bankruptcy Code). In the event that Sellers or any of their Affiliates or representatives become legally compelled to disclose any such information or documents as referred to in this Section 13.7.2, Sellers shall, to the extent reasonably practicable, provide Purchaser with prompt written notice prior to such disclosure, sufficient to enable Purchaser either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 13.7.2. Notwithstanding the forgoing and for the avoidance of doubt, this Section 13.7.2 shall not prohibit Sellers from disclosing, prior to the Closing, any information regarding Sellers, including, without limitation, at any time after the entry of the Bid Procedures Order, any new title searches or new surveys contemplated by this Agreement, to any Person in connection with such Person’s consideration of the submission of a bid for Sellers assets at the Auction, provided that such Person has entered into a confidentiality agreement with Sellers acknowledging and agreeing to maintain the confidentiality of the information disclosed by Sellers.

13.8         Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, and other professionals incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. All costs and obligations incurred upon a change of control of Sellers will be borne by the Sellers.

56

13.9         Third Parties. Nothing in this Agreement, whether express or implied, shall confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assignees, nor shall any provision in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

13.10         Time of the Essence. Time is of the essence in all dates and time periods set forth or referred to in this Agreement.

13.11         Construction. The headings used in this Agreement are for convenience of reference only and are not a part of this Agreement and do not in any way control, define, limit, or add to the terms and conditions hereof. In the construction of this Agreement, the singular shall include the plural and the plural, the singular, unless the context otherwise requires. Further, the use of the masculine, feminine and/or neuter gender shall include each other gender where applicable.

13.12         Counterparts; Electronic Signatures; Effectiveness of this Agreement.

13.12.1         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.12.2         A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, or an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

13.13         Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

13.14         Entire Agreement; Amendment; Waiver.

13.14.1         This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

13.14.2         No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Signature Page Follows

57

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

PURCHASER:

THE MASCHHOFFS, LLC

By:	/s/ Jason Logsdon
Jason Logsdon
Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

SELLERS:

AGFEED USA, LLC	M2P2 GENERAL OPERATIONS, LLC

	By:	AgFeed USA, LLC,
is Managing Member

	By:	AgFeed Industries, Inc.,
its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

MIDWEST FINISHING LLC		GENETICS OPERATING LLC

By:	M2P2 General Operations, LLC,	By:	M2P2 General Operations, LLC,
	its Managing Member		its Managing Member

By:	AgFeed USA, LLC,	By:	AgFeed USA, LLC,
	its Managing Member		its Managing Member

By:	AgFeed Industries, Inc.,	By:	AgFeed Industries, Inc.,
	its Managing Member		its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

PORK TECHNOLOGIES, L.C.		NEW COLONY FARMS LLC

By:	M2P2 General Operations, LLC,	By:	M2P2 General Operations, LLC,
	its Managing Member		its Managing Member

By:	AgFeed USA, LLC,	By:	AgFeed USA, LLC,
	its Managing Member		its Managing Member

By:	AgFeed Industries, Inc.,	By:	AgFeed Industries, Inc.,
	its Managing Member		its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

HERITAGE FARMS LLC		MGM, LLC

By:	M2P2 General Operations, LLC,	By:	AgFeed USA, LLC,
	its Managing Member		its Managing Member

By:	AgFeed USA, LLC,	By:	AgFeed Industries, Inc.,
	its Managing Member		its Managing Member

By:	AgFeed Industries, Inc.,
its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

TS FINISHING, LLC		NEW YORK FINISHING, LLC

By:	AgFeed USA, LLC,	By:	AgFeed USA, LLC,
	its Managing Member		its Managing Member

By:	AgFeed Industries, Inc.,	By:	AgFeed Industries, Inc.,
	its Managing Member		its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

M2P2 FACILITIES, LLC		HERITAGE LAND, LLC

By:	AgFeed USA, LLC,	By:	M2P2 Facilities, LLC,
	its Managing Member		its Managing Member

By:	AgFeed Industries, Inc.,	By:	AgFeed USA, LLC,
	its Managing Member		its Managing Member

		By:	AgFeed Industries, Inc.,
its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

NEW COLONY LAND COMPANY, LLC		GENETICS LAND, LLC

By:	M2P2 Facilities, LLC,	By:	M2P2 Facilities, LLC,
	its Managing Member		its Managing Member

By:	AgFeed USA, LLC,	By:	AgFeed USA, LLC,
	its Managing Member		its Managing Member

By:	AgFeed Industries, Inc.,	By:	AgFeed Industries, Inc.,
	its Managing Member		its Managing Member

By:	/s/ Keith A. Maib	By:	/s/ Keith A. Maib
Name Keith A. Maib		Name Keith A. Maib
Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

M2p2 af jv, LLC

By:	AgFeed USA, LLC,
its Managing Member

By:	AgFeed Industries, Inc.,
its Managing Member

By:	/s/ Keith A. Maib
Name Keith A. Maib
Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Asset Purchase Agreement, dated as of July 15, 2013, by and among The Maschhoffs, LLC; AgFeed USA, LLC; M2P2 General Operations, LLC; Midwest Finishing LLC; Genetics Operating LLC; Pork Technologies, L.C.; New Colony Farms LLC; Heritage Farms LLC; MGM, LLC; TS Finishing, LLC; New York Finishing, LLC; M2P2 Facilities, LLC; Heritage Land, LLC; New Colony Land Company, LLC; Genetics Land, LLC; and M2P2 AF JV, LLC., have not been provided herein:

Schedules

Schedule 1.1.2	-	Accounts Receivable
Schedule 1.1.4	-	Equipment and Other Assets
Schedule 1.2.1.2	-	Trade Accounts Payable
Schedule 1.2.1.3	-	Accrued Expenses
Schedule 1.3	-	Assigned Contracts
Schedule 3.1.13	-	Excluded Deposits
Schedule 3.1.18	-	Excluded Assets
Schedule 4.1.1	-	Organization and Corporate Power
Schedule 4.2	-	Title
Schedule 4.4	-	Litigation
Schedule 4.6.1	-	Absence of Certain Changes
Schedule 4.6.2	-	Notice of Termination
Schedule 4.7.2	-	Material Permits
Schedule 4.8	-	Transactions with Related Persons; Outside Interests
Schedule 4.10	-	ERISA and Related Matters
Schedule 4.11	-	Inventory
Schedule 4.12.1	-	Owned Real Property
Schedule 4.12.2	-	Leased Real Property
Schedule 4.12.3	-	Real Property Encumbrance
Schedule 4.12.3(a)	-	Existing Owner’s Policies
Schedule 4.12.3(b)	-	Existing Surveys
Schedule 4.12.4	-	Waste Easements
Schedule 4.12.5	-	Access/Other Easements
Schedule 4.14	-	Intellectual Property
Schedule 4.15	-	Environmental Matters
Schedule 4.16	-	Authorization
Schedule 4.17	-	No Conflict with Other Instruments or Agreements
Schedule 4.18	-	Brokers’ or Finders’ Fees
Schedule 4.19	-	No Undisclosed Liabilities
Schedule 4.20	-	Taxes
Schedule 4.21	-	Financial Statements
Schedule 5.1	-	Authorization
Schedule 6.6.2	-	Active Farm Employees to be Hired
Schedule 7.4	-	Required Permits
Schedule 12	-	Permitted Encumbrances

Exhibits

Exhibit A	-	Net Working Capital Calculation
Exhibit B	-	Transition Services Agreement
Exhibit C	-	Weaned Pig Agreement

The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request by the Commission.